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Filed Pursuant to Rule 424(b)(2)
Registration No. 333-129945

PROSPECTUS

KERZNER INTERNATIONAL LIMITED
KERZNER INTERNATIONAL NORTH AMERICA, INC.

Offer to Exchange

6 3/4% Senior Subordinated Notes Due 2015
For a Like Principal Amount of New
6 3/4% Senior Subordinated Notes Due 2015

        We are offering to exchange up to $400,000,000 aggregate principal amount of new 6 3/4% Senior Subordinated Notes due 2015 (the "New Notes"), for a like principal amount of the outstanding 6 3/4% Senior Subordinated Notes due 2015, which have certain transfer restrictions (the "Original Notes"). The Original Notes and the New Notes are collectively referred to in this prospectus as the "notes." The New Notes generally will be free of the transfer restrictions that apply to the Original Notes that you currently hold, but will otherwise have substantially the same terms as the outstanding Original Notes. This offer will expire at 5:00 p.m., New York City time, on January 6, 2006, unless we extend it. The New Notes will not trade on any established exchange.

        Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        SEE "RISK FACTORS" BEGINNING ON PAGE 15 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

        NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, ANY STATE GAMING COMMISSION OR ANY OTHER GAMING AUTHORITY OR OTHER REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated December 2, 2005.

        You should rely only on the information contained in this prospectus or to which we have referred you and the documents specifically incorporated by reference herein. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

TABLE OF CONTENTS

Where You Can Find More Information	i
Incorporation Of Certain Documents By Reference	ii
Forward-Looking Statements	iii
Prospectus Summary	1
Summary Historical Consolidated Financial Data	13
Risk Factors	15
Use Of Proceeds	31
Cash, Capitalization and Indebtedness	32
Ratio of Earnings to Fixed Charges	33
The Exchange Offer	34
Description Of Other Indebtedness	42
Description Of New Notes	44
Certain U.S. Federal Income Tax Consequences	78
Plan Of Distribution	79
Legal Matters	80
Experts	80

WHERE YOU CAN FIND MORE INFORMATION

        Kerzner International Limited ("Kerzner") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign issuers, and in accordance therewith file reports, including annual reports on Form 20-F, and other information with the Securities and Exchange Commission (the "SEC"). Kerzner makes available to its shareholders annual reports containing audited financial statements within 180 days of the end of each fiscal year and publishes quarterly reports containing selected financial data for the first three quarters of the fiscal year generally within approximately 60 days from the end of such fiscal quarter (in each case, prepared in accordance with generally accepted accounting principles in the United States). Kerzner is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. However, Kerzner furnishes shareholders with statements with respect to annual or extraordinary meetings of shareholders, as well as such other reports as may from time to time be authorized by the board of directors or be required under law.

        You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you may read the SEC filings of Kerzner at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. Such SEC filings are available at the New York Stock Exchange because the common stock of Kerzner is listed on the New York Stock Exchange.

i

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We have filed with the SEC a registration statement on Form F-4 under the Securities Act of 1933, as amended (the "Securities Act") with respect to this exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. The SEC allows us to "incorporate by reference" in this prospectus certain information we have filed with the SEC, which means:

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  the prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus;

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  documents incorporated by reference are considered part of this prospectus; and

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  we can disclose important information to you by referring you to those documents.

        Kerzner has filed the following documents with the SEC and they are incorporated by reference in this prospectus:

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  our Annual Report on Form 20-F for the year ended December 31, 2004, filed with the SEC on March 31, 2005; and

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  our Reports on Form 6-K filed with the SEC on April 7, 2005, June 3, 2005, June 6, 2005, June 9, 2005, June 13, 2005, June 16, 2005, June 17, 2005, July 20, 2005, August 5, 2005, August 12, 2005, September 13, 2005, September 15, 2005, September 15, 2005, September 20, 2005, September 23, 2005, September 30, 2005 and November 7, 2005.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus. In addition, all other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the expiration of the exchange offer shall be deemed incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents or reports, to the extent not superseded by documents or reports subsequently filed.

        We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Written requests should be directed to the Secretary, Kerzner International Limited, Coral Towers, Paradise Island, The Bahamas. Telephone requests for such copies should be directed to the General Counsel at (242) 363-6018.

        Except as provided above, no other information, including information on Kerzner International Limited's website (http://www.kerzner.com), is incorporated by reference in this prospectus.

        To obtain timely delivery of any copies of filings requested from us, please write or telephone us no later than December 23, 2005.

        For further information with respect to us, we refer you to the registration statement, the exhibits filed as part of the registration statement and the documents incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

        Throughout this prospectus we make "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include the words "may," "will," "would," "could," "likely," "estimate," "intend," "plan," "continue," "believe," "expect" or "anticipate" or the negative of these words and other similar words and include all discussions about our expansion plans. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. These forward-looking statements generally relate to our plans, objectives, intentions, beliefs and expectations for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

  Such forward-looking statements include, but are not limited to:

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  significant competition in the industries in which we operate;

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  significant development and construction risks for new projects and expansion and renovation efforts;

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  if we are unable to finance our expansion, development and renovation projects as well as other capital expenditures through cash on hand, cash flows from operations and borrowings, our expansion, development and renovation efforts could be jeopardized;

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  extensive governmental gaming regulations may harm our business;

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  gaming operations are subject to significant taxation and fees that, if increased, could harm our profitability;

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  the seasonality of our business could increase our exposure to disruptions caused by weather and other factors;

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  severe weather conditions or natural disasters could adversely affect our business, or further increase our insurance premiums or deductibles or make insurance unavailable at commercially reasonable rates;

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  additional increases in our insurance premiums and deductibles may increase our costs and impair our ability to obtain or maintain insurance on our properties;

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  work stoppages and other labor disputes could harm our financial condition and results of operations;

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  lack of sufficient air service could adversely affect our revenues and profits and adversely affect our future growth;

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  we do not own, manage or control Mohegan Sun and the revenues that we derive from Mohegan Sun are therefore outside of our control and are subordinated to certain existing and future obligations of Mohegan Sun;

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  a small number of our shareholders control a significant percentage of our ordinary shares and are able to control decisions affecting our company;

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  we significantly rely on technology;

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  joint ventures decrease our ability to manage risk;

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  we may have disputes with the owners and joint venture partners of the properties that we manage;

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  we are subject to environmental, health and safety laws and regulations, and our noncompliance or a significant regulatory change could adversely affect our business, financial condition or results of operations;

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  difficulties with enforcing judgments against us or our directors or management that reside outside the United States;

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  difficulties enforcing gaming debts in certain foreign jurisdictions or in certain jurisdictions within the United States could negatively affect our operating results;

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  reassessments of and changes to our business plans could hinder our development and result in charges or fees that could harm our financial condition and results of operations;

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  energy price increases may adversely affect our cost of operations and our revenues;

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  acts of terrorism and war could adversely affect the travel market and reduce our operating revenues;

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  additional risks may be associated with Atlantis, The Palm, Dubai;

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  additional risks may be associated with our proposed destination resort casino in Morocco;

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  our success depends on certain key employees; and

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  a deterioration in general economic and market conditions could adversely affect our business.

        All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

        For a further discussion of such risks, uncertainties and assumptions, see "Risk Factors." You are urged to consider these factors in evaluating the forward-looking statements.

MARKET DATA

        Market data used throughout this registration statement, including information relating to our relative position in the resort and casino industries are based on our good faith estimates, which estimates we based upon our review of internet surveys, independent industry publications and other publicly available information. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness. In addition, while we are not aware of any misstatements regarding the markets or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading "Risk Factors."

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you. You should read and consider carefully all of the information in this prospectus and the documents we have referred you to, including the information set forth under "Risk Factors," as well as the more detailed financial information, including the consolidated financial statements and the notes thereto incorporated by reference in this prospectus. Unless the context otherwise indicates (i) references to "Kerzner" or the "Company" are to Kerzner International Limited and not to any of its subsidiaries and (ii) references to "we," "us" and "our" are to Kerzner International Limited and its subsidiaries (including Kerzner International North America, Inc., or KINA), taken as a whole. Amounts reported in this prospectus are reported in U.S. dollars, unless otherwise indicated.

The Company

  Overview

        We develop and operate premier resort casinos and other properties throughout the world and manage our business in three segments: Destination Resorts, Gaming and One&Only Resorts. Our flagship destination resort is Atlantis, Paradise Island, a 2,317-room island resort in The Bahamas that we believe has strong brand recognition. We have entered into a joint venture agreement to develop and manage a second Atlantis resort, Atlantis, The Palm, Dubai, in the United Arab Emirates.

        Our gaming business is focused on owning, developing and/or managing casino properties in attractive markets where we can capitalize on our development and operating expertise. We developed and receive income indirectly from Mohegan Sun in Uncasville, Connecticut, which is owned and operated by the Mohegan Tribal Gaming Authority, or MTGA. We also own a 37.5% interest in BLB Investors, L.L.C., or BLB, which owns Lincoln Park in Rhode Island and pari-mutuel racing facilities in Colorado.

        Our One&Only Resorts business consists of a collection of managed and/or owned/partially owned premier properties that primarily operate in the five-star, deluxe-end of the resort market in The Bahamas, Mexico, Mauritius, the Maldives and Dubai under the One&Only brand.

Destination Resorts

  Atlantis, Paradise Island

        Atlantis, Paradise Island is a unique, ocean-themed destination resort and casino located on Paradise Island, The Bahamas. Atlantis, Paradise Island features an unusual architectural design and decor, beaches, lagoons and a wide range of gaming, entertainment and other amenities.

        Since we acquired the property in 1994, we have invested approximately $1.1 billion to create a unique destination resort and casino that caters to multiple segments of the resort and casino gaming markets. Atlantis, Paradise Island features three interconnected hotel towers built around a seven-acre lagoon and a 34-acre marine environment that includes the world's largest open-air marine habitat. Atlantis, Paradise Island also features a 100,000 square foot entertainment complex that includes the largest casino in the Caribbean market, with 822 slot machines and 78 tables as of October 31, 2005. Atlantis, Paradise Island also includes approximately 88,000 square feet of convention space, a sports center and 30,000 square feet of high-end retail space. In July 2005, we opened the Marina Village at Atlantis, a 75,000 square foot restaurant, retail and entertainment complex surrounding the Marina at Atlantis. The 63-slip, full-service Marina at Atlantis generates among the highest average docking rates in the Caribbean market and can accommodate yachts up to 200 feet in length. To add to our product mix at Atlantis, Paradise Island, we developed Harborside at Atlantis, a timeshare project located adjacent to Atlantis, Paradise Island, through a joint venture with an affiliate of Starwood Hotels and Resorts Worldwide, Inc., or Starwood. We own approximately 565 acres on Paradise Island.

        In order to capitalize on the popularity of Paradise Island and to leverage our developable real estate and our investment in Atlantis, Paradise Island and One&Only Ocean Club, in May 2003 we announced plans for a Phase III expansion in The Bahamas. The Phase III expansion, as modified in May and December 2004, includes the following components:

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  a 600-room luxury all-suite hotel;

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  an approximately 500-unit condo-hotel, for which we have received deposits on approximately 130 units;

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  an expansion of Atlantis, Paradise Island's existing water-themed attractions;

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  an 88-unit ultra-luxury condominium and private marina project, for which we have received reservations on 55 of the 88 units;

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  an expansion of Atlantis, Paradise Island's convention facilities by approximately 100,000 square feet;

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  the addition of three luxury villas to One&Only Ocean Club;

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  the addition of the Marina Village at Atlantis, a development consisting of five restaurants and additional retail space comprising approximately 75,000 square feet on a seven-acre site adjacent to the Marina at Atlantis;

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  an expansion of our timeshare development, Harborside at Atlantis; and

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  the right to develop, upon environmental approval, a new 18-hole golf course on Athol Island.

        By the end of September 2005, we had substantially completed the luxury villas at One&Only Ocean Club, the Marina Village at Atlantis and the first of the two planned expansions of Harborside at Atlantis. The initial expansion of Harborside at Atlantis added 116 two- and three-bedroom units to the previously existing time share units. As of September 30, 2005, Harborside at Atlantis had sold 32% of the 116 new units. We funded $2.2 million to Harborside at Atlantis in the first nine months of 2005 to complete the first planned expansion. The second planned expansion of Harborside at Atlantis will include the development of approximately 200 additional units. We expect to commence the development of the second planned expansion once Harborside at Atlantis has sold 75% of the timeshare units developed in the first expansion.

        The development of the 600-room luxury all-suite hotel commenced in August 2005. Pursuant to the Heads of Agreement, we have committed to substantially complete the all-suite hotel by December 2006.

        We commenced pre-sales of the approximately 500-unit condo-hotel in the second quarter of 2005. We expect to develop this project through a joint venture with Turnberry Associates, one of the premier real estate development and property management companies in the United States. The development cost associated with this project is expected to be approximately $250.0 million. We anticipate that this project will primarily be funded on a non- or limited recourse basis to Kerzner. We expect to commence construction of the condo-hotel once the joint venture has received a sufficient level of reservations and secured financing for the development, with completion scheduled for 2007, as contemplated by the Heads of Agreement.

        Exclusive of the Harborside at Atlantis timeshare projects, the condo-hotel, the Athol Golf Course and Ocean Club Residences & Marina, our ultra-luxury condominium project, we expect our investment in the Phase III expansion to be approximately $730.0 million. We expect to open the all-suite hotel and expanded water attractions in the second quarter of 2007.

        During the third quarter of 2005 we acquired the Hurricane Hole Marina, which is in close proximity to the Marina Village and includes frontage on Nassau Harbour, and some additional buildings and facilities, for approximately $28 million. We intend to utilize the Hurricane Hole Marina to accommodate excess demand at the Atlantis Marina and anticipate significantly upgrading this marina and bringing it into Atlantis's product offering. The acquisition includes additional real estate, which we plan to use for new development.

        In November 2005, the Company agreed to acquire an additional seven and a half acres of beachfront property at the eastern edge of Cabbage Beach, adjoining Ocean Club Estates, for approximately $15 million. We intend to contribute this land to the Ocean Club Residences & Marina joint venture in exchange for $15 million and develop the site through the joint venture.

  Atlantis, The Palm, Dubai

        In September 2003, we announced that we had agreed to form a joint venture with Nakheel LLC, an entity owned by the Royal Family of Dubai, to develop Atlantis, The Palm, Dubai, or Atlantis, The Palm. In June 2004, we announced that we had entered into an agreement with Istithmar PJSC, or Istithmar, an indirectly wholly owned entity of the Royal Family of Dubai, which has assumed all obligations and rights of its affiliate, Nakheel LLC, and increased the scope of Atlantis, The Palm. The development costs of the project are currently budgeted to be approximately $1.375 billion. The joint venture has decided to postpone development of a previously-announced condominium project. The development is expected to include an approximately 1,500-room five-star hotel and an extensive water park situated on 1.25 miles of beachfront property. Atlantis, The Palm will be located on The Palm, Jumeirah, a major land reclamation project in Dubai, United Arab Emirates. We and Istithmar have each agreed to invest $200.0 million in the form of Class A common stock in the joint venture. The balance of the financing has been obtained through a $700.0 million syndicated loan facility and an additional amount of approximately $275 million of subordinated debt, which is expected to be raised from members of the senior lending syndicate and institutional investors. Istithmar has committed to subscribe to $75 million of this subordinated debt. In addition, each of Istithmar and Kerzner will provide, on a joint and several basis, additional sponsor support of up to $55.0 million with respect to cost overruns and post-completion debt services obligations. Further, Istithmar has agreed to provide an additional guarantee for cost overruns in excess of this amount and as necessary to achieve completion.

        Nakheel LLC has agreed to provide the joint venture with a right to reclaim and develop an additional 125 acres of land off the crescent of The Palm, Jumeirah, so as to expand the overall Atlantis, The Palm site and permit additional phases of development. The joint venture has also agreed with Nakheel to acquire all of the land on which Atlantis, The Palm is situated, including the two parcels that are intended for the condominium project, for a $125 million payment-in-kind note. This amount is incremental to the approximately $1.375 billion budget.

        We commenced site preparations on Atlantis, The Palm in 2005 and expect to commence construction in the fourth quarter of 2005. We anticipate that the project will be completed towards the end of 2008. As part of this transaction, we have entered into a long-term management agreement with the joint venture that entitles us to receive a base management fee based on the gross revenues generated by Atlantis, The Palm, and an incentive management fee based on operating income. The base management fee is likely to be subordinated to both the senior and subordinated debt facilities. We have also entered into a development agreement with the joint venture that entitles us to receive $20.0 million and reimbursement of certain expenses over the development period. This project is subject to various closing conditions, including obtaining all requisite governmental consents and construction of supporting infrastructure by the developer of The Palm, Jumeirah.

  Morocco

        In connection with a planned destination resort casino in Morocco, we have entered into a joint venture agreement with two local Moroccan companies, Société Maroc Emirates Arabs Unis de

Développement, or SOMED, and Caisse de Dépôt, or CDG, and related development and long-term management agreements. The joint venture has negotiated with the Government of the Kingdom of Morocco exclusive rights to conduct gaming operations within a territory that includes the cities of Casablanca and Rabat. The greenfield site is located near El Jadida, which lies approximately 50 miles southwest of Casablanca. This site includes three miles of beachfront along Morocco's Atlantic coast. The destination resort casino is expected to consist of a 500-room hotel, an 18-hole golf course, convention space, restaurants and a casino.

        The agreements require each party to provide equity based on the initial estimate of total project cost of $230.0 million. Based on the current preliminary designs for the project, the budget is now anticipated to be approximately $300.0 million, although a more definitive budget figure will not be available until further detailed design work has been completed. As a result of the budget increase, the need to arrange additional debt and equity financing and the additional design work required for the project, we expect that there will be material amendments of the project agreements, and we do not intend to proceed with the development of this project unless such amendments are obtained. If we proceed with the project, construction is anticipated to commence in the first half of 2006, with an expected completion date during the second half of 2008.

        No assurances can be given at this time that either the additional debt or equity financing will be obtained or the likely material amendments to project documents will be agreed, both of which will be necessary in order for this project to move forward to construction, as well as certain other conditions, including receipt of all applicable municipal, regional and other regulatory approvals.

Gaming

  Mohegan Sun

        We developed Mohegan Sun, a casino and entertainment complex in Uncasville, Connecticut, and managed the property from its opening in October 1996 until the end of 1999 through Trading Cove Associates, or TCA, a partnership in which we are one of two managing partners and own a 50% interest. We believe the Connecticut gaming market has been extremely strong and that Mohegan Sun's unique design and superior location have helped it become a popular and profitable casino. Through TCA, we managed the development of an approximate $1.0 billion expansion of the property that was completed in 2002. The expanded property features the 179,500 square foot Casino of the Earth and the 119,000 square foot Casino of the Sky, which combined have approximately 6,250 slot machines, 290 table games and various other amenities, including a 34-story, 1,200-room luxury hotel. Pursuant to an agreement between TCA and the MTGA, TCA is entitled to receive annual payments equal to 5% of gross revenues generated by the property from January 2000 through December 2014.

  BLB Investors, L.L.C.

        We own a 37.5% interest in a joint venture, BLB, which acquired the U.S. operations of Wembley plc, or Wembley, in July 2005 for approximately $464.0 million. These operations include BLB's flagship property, Lincoln Park in Rhode Island, where it owns and operates a greyhound racetrack with 3,002 video lottery terminals (VLTs). Under a master video lottery contract with the state of Rhode Island, so long as it meets certain specified obligations, BLB is allowed to increase the number of video lottery terminals to 4,752. As of September 30, 2005, Lincoln Park had 3,002 VLTs in operation; however, BLB completed Phase I-A of its planned redevelopment of Lincoln Park on November 4, 2005, which increased the number of VLTs at the facility to 3,602.

        In April 2004, BLB acquired a 22.2% interest in Wembley. This interest, which was valued at approximately $116.0 million, was exchanged as partial consideration for a 100% interest in Wembley's U.S. operations. The balance of the purchase price was financed on a non-recourse basis by a consortium of banks that underwrote a $495.0 million senior secured credit facility, which includes a

$125.0 million revolving credit facility that will be used primarily to finance the redevelopment of Lincoln Park. We expect that construction of such redevelopment will commence by the end of 2005.

        BLB had previously announced that the anticipated redevelopment of Lincoln Park would have a total cost of approximately $125 million. Based on the most recent available information, BLB now believes the total costs will be in excess of this amount. BLB is planning to commence the remaining phases of the redevelopment of Lincoln Park as promptly as possible, following receipt of all local governmental approvals to which the redevelopment is subject.

  Northampton

        In April 2003, we acquired a property located in the city of Northampton, England. The city of Northampton is approximately 70 miles north of London and approximately 1.3 million people live within 25 miles of the city. In March 2004, we announced that the Gaming Board of Great Britain had granted us a certificate of consent, which has enabled us to transfer a gaming license held by the previous owner into our name and proceed with our plans for a casino in Northampton. In February 2005, the Northampton project was approved by the local planning authorities. We are developing and expect to operate the new casino facility on an approximately 30,000 square foot site, and the total cost of the project (excluding the original purchase price of £1.3 million) is expected to be approximately £10.0 million (approximately $18.0 million). We have commenced construction on this project and expect the casino facility to open in 2006.

One&Only Resorts

        Our One&Only Resorts business consists of a collection of managed and/or owned/partially owned premier luxury resort properties that primarily operate in the five-star, deluxe-end of the market in The Bahamas, Mexico, Mauritius, the Maldives and Dubai. We market seven of our properties under our One&Only brand. We believe that all of our One&Only properties, most of which have been constructed or renovated within the last five years, offer guests a distinctive experience.

        In The Bahamas, we own and operate One&Only Ocean Club, a high-end luxury resort hotel with 106 rooms and suites located on Paradise Island, The Bahamas. One&Only Ocean Club also features a 7,159-yard championship golf course designed by Tom Weiskopf and a clubhouse with 121 luxury oceanfront home sites situated around the golf course. One&Only Ocean Club was named to Condé Nast Traveler magazine's 2005 Gold List and it received Condé Nast Traveler magazine's 2005 Readers' Choice Award for the best Atlantic resort (the second year in a row in which One&Only Ocean Club was awarded this honor). As part of the Phase III expansion discussed above, we have completed the development of three high-end luxury villas.

        In September 2002, we purchased a 50% ownership interest in One&Only Palmilla, a deluxe five-star property located near Cabo San Lucas in Baja, Mexico, for approximately $40.8 million, including transaction costs. One&Only Palmilla is located on what we believe to be an outstanding site with the most extensive beach coverage of any of the leading hotels in Cabo San Lucas. One&Only Palmilla also features a 27-hole Jack Nicklaus-designed championship golf course. We have entered into long-term management and development agreements related to the property that will expire in 2022. One&Only Palmilla had its grand reopening in February 2004 after the completion of an approximately $102.0 million renovation and expansion that increased the room count to 172 rooms and significantly upgraded the resort's amenities and public areas. One&Only Palmilla was named to Condé Nast Traveler magazine's 2005 Gold List and it received Condé Nast Traveler magazine's 2005 Readers' Choice Award for the best Latin American resort (the second year in a row in which One&Only Ocean Club was awarded this honor).

        In Mauritius, located in the Indian Ocean, we manage and own interests in five beach resorts that cater primarily to luxury and middle-market tourists from Europe and southern Africa. One&Only Le

Saint Géran and One&Only Le Touessrok offer five-star accommodations, and we believe that these properties are among the finest beach resorts in the world. In 2005, One&Only Le Touessrok was rated as among the world's finest leisure hotels by Condé Nast Traveller magazine in the magazine's Readers' Travel Awards. We completed a major redevelopment of One&Only Le Touessrok in December 2002. The resort includes restaurants, a spa, a championship golf course (completed in November 2003) and other amenities to enhance its position in the luxury resort market.

        In the Maldives, located approximately 600 miles southwest of the southern tip of India, we manage and own an interest in One&Only Kanuhura, a 100-room luxury resort. We also developed and currently manage a 130-room, all-villa luxury resort, One&Only Maldives at Reethi Rah, or One&Only Reethi Rah, on North Male Atoll in the Maldives, which opened in the second quarter of 2005.

        In the Middle East, we manage One&Only Royal Mirage in Dubai, a luxury 466-room hotel, which includes a 50-room ultra high-end boutique hotel. In 2005, One&Only Royal Mirage was rated as among the world's finest leisure hotels by Condé Nast Traveller magazine in the magazine's Readers' Travel Awards.

Recent Developments

Issuance of Original Notes

        On September 22, 2005, we issued $400.0 million aggregate principal amount of 6 3/4% senior subordinated notes due October 1, 2015. The Original Notes are jointly and severally guaranteed on a senior subordinated basis by subsidiaries owning substantially all of our assets and conducting substantially all of our operations. We used the net proceeds from the offering of the Original Notes, together with cash on hand, to repurchase substantially all of our outstanding 8 7/8% senior subordinated notes due 2011 (the "8 7/8% Notes") in the tender offer and consent solicitation described below.

The Tender Offer and Consent Solicitation

        In September 2005, we commenced a tender offer and consent solicitation relating to the $400.0 million aggregate principal amount outstanding of our 8 7/8% Notes. As of October 8, 2005, approximately 99.59% of the $400.0 million aggregate principal amount outstanding of the 8 7/8% Notes were tendered and the requisite consents received. The consents permitted the elimination or modification of certain covenants and related provisions in the indenture governing the 8 7/8% Notes. We and Kerzner International North America, Inc. ("KINA") accepted the tendered notes for payment.

Amendment and Restatement of Amended Credit Facility

        On October 31, 2005 we amended and restated our amended credit facility. The amended and restated facility consists of a $650 million revolving credit facility. In addition, should we obtain the requisite commitments from existing or new lenders, we have the right to increase the aggregate amount of our credit facility by up to $250 million. The revised credit facility includes newly negotiated covenants.

        Our principal executive offices are located at Coral Towers, Paradise Island, The Bahamas. Our telephone number is (242) 363-6018. Our corporate website is located at www.kerzner.com. Except as provided under "Incorporation of Certain Documents by Reference," information contained in our website is not incorporated by reference into this prospectus.

Summary of the Terms of the Exchange Offer

Background	On September 22, 2005, we completed a private placement of $400,000,000 aggregate principal amount of the Original Notes. In connection with that private placement, we entered into a registration rights agreement in which we agreed to, among other things, complete an exchange offer for the Original Notes.
The Exchange Offer
We are offering to exchange our New Notes for a like principal amount of our outstanding Original Notes. Original Notes may only be tendered in integral multiples of $1,000 principal amount. See "The Exchange Offer—Terms of the Exchange."
Resale of New Notes
Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that the New Notes issued pursuant to the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you are acquiring the New Notes in the ordinary course of your business;
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the New Notes; and
• you are not our "affiliate" as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. Each participating broker-dealer that receives New Notes for its own account pursuant to this exchange offer in exchange for Original Notes that were acquired as a result of market-making or other trading activity, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act. We have agreed that, for a period of not less than 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

Consequences If You Do Not Exchange Your Original Notes
Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes:
• except pursuant to an exemption from the requirements of the Securities Act; or
• unless the Original Notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the Original Notes. See "Risk Factors—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid."
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 6, 2006, unless we extend the exchange offer. See "The Exchange Offer—Expiration Date; Extensions; Amendments."
Exchange Date; Issuance of New Notes
The date of acceptance for exchange of the Original Notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. We will issue New Notes in exchange for Original Notes tendered and accepted in the exchange offer promptly following the exchange date. See "The Exchange Offer—Terms of the Exchange."
Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer."
Special Procedures for Beneficial Holders
If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time. See "The Exchange Offer—Procedures for Tendering."
Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the exchange offer expires. See "The Exchange Offer—Withdrawal of Tenders."

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. See "The Exchange Offer—Accounting Treatment."
Certain Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. Federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."
Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of New Notes in connection with the exchange offer. See "Use of Proceeds."
Exchange Agent	The Bank of New York Trust Company, N.A. is serving as exchange agent in connection with the exchange offer. See "The Exchange Offer—Exchange Agent."

Summary of the Terms of the New Notes

        Other than the obligation to conduct an Exchange Offer, the New Notes will have the same financial terms and covenants as the Original Notes, which are as follows:

Issuers	Kerzner International Limited and Kerzner International North America, Inc.
Securities Offered	$400,000,000 aggregate principal amount of 6 3/4% Senior Subordinated Notes due 2015, referred to herein as the New Notes.
Maturity	October 1, 2015.
Interest Payment Dates	We will make interest payments on the New Notes semi-annually, on April 1 and October 1 of each year, beginning on April 1, 2006.
Guarantees
Subsidiaries owning substantially all of our assets and conducting substantially all of our operations will unconditionally guarantee the New Notes. If the Issuers cannot make the payments required by the New Notes, the guarantors must make them, subject to the ranking limitations discussed below. The guarantees may be released under certain circumstances. The New Notes will not be guaranteed by our present and future unrestricted subsidiaries. See "Description of New Notes—Brief Description of the Notes and the Guarantees—Unrestricted Subsidiaries."
Ranking
The New Notes will be the Issuers' unsecured senior subordinated obligations. The New Notes will rank equal in right of payment with all of the Issuers' and the guarantors' existing and future senior subordinated indebtedness and junior to all of the Issuers' and the guarantors' existing and future senior indebtedness (including borrowings and guarantees related thereto under the amended credit facility).

As of September 30, 2005, after giving effect to the offering of the Original Notes and the application of proceeds therefrom (excluding approximately $168.3 million of indebtedness associated with One&Only Palmilla and One&Only Reethi Rah, which is included in our consolidated indebtedness pursuant to FIN 46R):
•
the Issuers have approximately $633.1 million of outstanding indebtedness, including $230.0 million of 2.375% convertible senior subordinated notes due 2024 (the "2.375% Notes") $3.1 million of the remaining amount of the 8 7/8% Notes; and
• the guarantors have approximately $0.4 million of senior indebtedness, consisting entirely of capital leases.

In addition, as of September 30, 2005, the Issuers had $494.6 million of unused availability under its amended credit facility after giving effect to $5.4 million of letters of credit outstanding. Amounts outstanding, if any, under such amended credit facility are also unconditionally guaranteed by the guarantors.
Optional Redemption
On or after October 1, 2010, we may redeem some or all of the New Notes at the redemption prices listed in the "Description of New Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest.
Optional Redemption after Equity Offerings
At any time (which may be more than once) before October 1, 2008, we can choose to redeem up to 35% of the New Notes (including any additional notes) with the net proceeds that we raise in one or more specified offerings of our ordinary shares, as long as:
• we pay 106.75% of the principal amount of the New Notes, plus accrued and unpaid interest to the date of redemption; and
• we redeem the New Notes within 60 days of completing the equity offering.
Redemption Based upon Gaming Laws
The New Notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See "Description of New Notes—Required Regulatory Redemption."
Change of Control Offer
If a change of control of our company occurs and there is a ratings decline of the New Notes within 90 days of such change in control, we must give holders of the New Notes the opportunity to sell us their New Notes at 101% of their face amount, plus accrued and unpaid interest.
We might not be able to pay you the required price for the New Notes you present to us at the time of a change of control, because:
• we might not have enough funds at the time; or
• the terms of our senior debt may prevent us from paying.
Asset Sale Proceeds
If we (including any of the guarantors) engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the New Notes equal to the excess net cash proceeds. The purchase price of the New Notes would be 100% of their principal amount, plus accrued and unpaid interest.

Basic Indenture Covenants	The indenture governing the New Notes will contain covenants limiting our (and substantially all of our subsidiaries') ability to, among other things:
	•	incur additional debt and issue certain disqualified stock;
	•	pay dividends or distributions on our capital stock or repurchase our capital stock;
	•	make certain investments;
	•	create liens on our assets to secure subordinated debt;
	•	in the case of our subsidiaries, issue subsidiary guarantees;
	•	enter into transactions with affiliates;
	•	merge or consolidate with another company; and
	•	transfer and sell assets.
These covenants are subject to a number of important limitations, qualifications and exceptions.
Use of Proceeds	We will not receive any proceeds from the exchange offer.
No Public Market
The New Notes will generally be freely transferable but will be issues of securities for which there is currently no established market. The initial purchasers of the Original Notes have advised us that they intend to make a market in the New Notes as permitted by applicable laws and regulations. The initial purchasers are not obligated, however, to make a market in the New Notes, and any such market-making may be discontinued by the initial purchasers in their discretion at any time without notice.
Risk Factors	You should carefully consider the information under "Risk Factors" before tendering your Original Notes for exchange.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth certain historical consolidated financial data for the periods ended and at the dates indicated below. We have derived the selected historical consolidated financial data as of and for the years ended December 31, 2002, 2003 and 2004 from our audited consolidated financial statements and notes thereto, which are incorporated by reference. We have derived the selected historical data as of and for the years ended December 31, 2000 and 2001 from our audited consolidated financial statements and notes thereto, which are not incorporated by reference. We have derived the selected historical consolidated financial data as of and for the six months ended June 30, 2004 and 2005 from our unaudited interim condensed consolidated financial statements, which are incorporated by reference. In the opinion of management, the unaudited interim financial data include all adjustments, consisting only of normal and recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Year Ended December 31,					Six Months Ended June 30,
	2000	2001	2002	2003	2004(a)	2004(a)	2005(b)
	(Dollars in thousands, except ratios and operating data)
Consolidated Statement Financial Data:
Gross Revenues
Gaming	$367,935	$188,907	$129,916	$138,587	$130,879	$73,406	$77,832
Rooms	194,008	180,569	184,776	188,235	215,868	126,024	144,473
Food and beverage	147,718	128,392	131,377	130,879	151,827	85,494	93,807
Tour operations	33,192	36,348	41,063	40,790	47,115	24,072	26,260
Real estate related	108,650	9,771	—	—	—	—	—
Management, development and other fees	19,432	12,283	11,722	15,177	19,894	9,073	9,456
Other	49,208	57,939	65,618	68,424	78,536	44,243	45,354
Total gross revenues	920,143	614,209	564,472	582,092	644,119	362,312	397,182
Net revenues	868,364	573,436	542,262	558,513	621,085	349,433	384,020
Income (loss) from operations	(90,693)	66,960	64,619	63,206	50,347	57,982	34,675
Relinquishment fees—equity earnings in TCA	19,508	24,263	30,041	33,960	35,909	17,767	18,366
Equity in earnings (losses) of associated companies	4,225	2,210	(5,209)	(320)	7,455	7,166	9,285
Net income (loss)	(115,447)	32,661	39,603	71,572	68,132	70,960	48,451
Basic earnings (loss) per share	$(3.74)	$1.21	$1.42	$2.50	$2.09	$2.09	$1.35
Weighted average number of shares outstanding-basic	30,849	26,885	27,891	28,575	32,550	30,748	35,855
Diluted earnings (loss) per share	$(3.74)	$1.17	$1.39	$2.44	$2.01	$2.21	$1.29
Weighted average number of shares outstanding-diluted	30,849	27,826	28,544	29,377	33,884	32,130	37,583
Consolidated Balance Sheet Data at End of Period:
Cash and cash equivalents, including restricted cash	$24,148	$33,152	$38,854	$61,677	$183,109	$184,188	$259,224
Short-term investments	—	—	—	—	203,940	74,707	119,388
Total assets	1,438,776	1,337,740	1,395,039	1,455,928	2,087,275	1,908,591	2,269,172
Long-term debt, including current portion	669,138	518,492	498,031	417,524	754,788	729,551	810,909
Shareholders' equity	637,081	674,662	729,021	839,590	1,116,278	938,630	1,178,199

Other Financial Data
Depreciation and amortization	$59,743	$51,010	$55,486	$55,782	$58,948	$29,587	$33,176
Capital expenditures	155,892	67,590	39,524	50,849	119,398	54,316	65,608
Ratio of earnings to fixed charges(c)	—	1.51	2.32	2.88	2.29	3.99	2.28
Atlantis, Paradise Island Operating Data:
Average number of rooms	2,326	2,316	2,317	2,317	2,317	2,317	2,317
Average occupancy	83.2%	77.1%	81.1%	79.9%	80.5%	86.7%	86.8%
Average daily room rate	$242	$252	$245	$251	$257	$285	$302
Average number of slot machines	975	959	944	902	837	845	837
Average win per slit machine per day	$144	$138	$155	$163	$177	$180	$221
Average number of table games	79	79	79	79	78	78	78
Average win per table game per day	$2,813	$2,367	$2,642	$2,948	$2,636	$3,317	$3,091
Mohegan Sun Operating Data:
Mohegan Sun Gross Revenue(d)	$809,314	$859,608	$1,121,060	$1,280,514	$1,367,933	$667,569	$715,178

(a)
We consolidated Palmilla JV, LLC, or Palmilla, effective January 1, 2004 in accordance with Interpretation No. 46R, "Consolidation of Variable Interest Entities" ("FIN 46R"), which increased revenues, costs and expenses, assets and liabilities.

(b)
As of May 1, 2005, we consolidated Reethi Rah Resort Pvt. Ltd., or Reethi Rah, the entity that owns and operates One&Only Reethi Rah, in accordance with the provisions of FIN 46R, which increased revenues, costs and expenses, assets and liabilities.

(c)
Earnings were insufficient to cover fixed charges by $123.8 million for the year ended December 31, 2000.

(d)
Information for MTGA for each of the fiscal years ended from 2000 through 2004 is set forth in MTGA's Forms 10-K filed with the SEC for the periods indicated. MTGA operates on a fiscal year end of September 30 and therefore, the information presented represents information for the fiscal years ended September 30 of each respective year. Information presented for the six months ended June 30, 2005 and 2004 is derived from MTGA's quarterly financial information filed on Forms 10-Q.

RISK FACTORS

        In considering whether to participate in this exchange offer, you should carefully consider all of the information we have included and incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below before making a decision to participate in this exchange offer.

Risks Related to the Exchange Offer

  If an active trading market does not develop for the New Notes you may not be able to resell them.

        Currently, there is no established trading market for the New Notes. If no active trading market develops, you may not be able to resell the New Notes at their fair market value or at all. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through Nasdaq. The initial purchasers of the Original Notes have informed us that they intend to make a market in the New Notes. However, they are not obligated to do so and may discontinue any such market-making at any time without notice.

        The liquidity of any market for the New Notes will depend upon various factors, including:

  •
  the number of holders of the New Notes;

  •
  the interest of securities dealers in making a market for the New Notes;

  •
  our financial performance or prospects; and

  •
  the prospects for companies in our industry generally.

        Accordingly, we cannot assure you that a market or liquidity will develop for the New Notes.

  If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.

        Original Notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue New Notes in exchange for the Original Notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer—Procedures for Tendering." Such procedures and conditions include timely receipt by the exchange agent of such Original Notes and of a properly completed and duly executed letter of transmittal or confirmation of book-entry transfer. Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for the Original Notes remaining after the completion of the exchange offer will be substantially limited. Any Original Notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the Original Notes. Following the exchange offer, if you did not tender your Original Notes you will not have any further registration rights, and such Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Original Notes could be adversely affected.

Risks Related to the Notes

  Our substantial indebtedness could adversely affect our operations and financial results and prevent us from fulfilling our obligations under the notes.

        We have a significant amount of indebtedness. As of September 30, 2005, after giving effect to the offering of the Original Notes and the application of proceeds therefrom, we have approximately $801.9 million of outstanding indebtedness, including $230.0 million of the 2.375% Notes, approximately $168.3 million associated with One&Only Palmilla and One&Only Reethi Rah, which are included in our consolidated indebtedness pursuant to FIN 46R and $3.1 million of debt associated with the remaining amount of 8 7/8% Notes. In addition, we have increased our borrowing capacity under the amended credit facility. See "Prospectus Summary—Recent Developments—Amendment and Restatement of Amended Credit Facility."

        Our substantial indebtedness could have important consequences for you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, which would reduce the availability of our cash flows to fund working capital, capital expenditures, expansion efforts and other general corporate requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a competitive disadvantage to competitors with less indebtedness; and

  •
  limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

        Failure to comply with the covenants in the agreements governing our indebtedness could result in an event of default which, if not cured or waived, could have a significant adverse effect on us.

  Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors, some of which are beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and expansion efforts depends on our ability to generate cash in the future. To some extent, this is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds under our amended credit facility in the future will depend on our continued compliance with certain financial covenants in the amended credit facility and any amendments thereto.

        We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, indebtedness under our amended credit facility or our 2.375% Notes, or to fund our other liquidity needs. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance or amend the terms of any of our indebtedness on commercially reasonable terms, or at all. Our inability to generate sufficient cash flow or refinance our indebtedness on commercially reasonable terms, or at all, would have a material adverse effect on our financial condition, results of operations and ability to satisfy our obligations under the notes.

  Restrictive covenants in our credit agreement and the indenture governing the notes restrict our ability to operate our business and to pursue our business strategies.

        Our credit agreement and the indenture governing the notes limit our ability, among other things, to:

  •
  incur additional indebtedness, enter into sale/leaseback transactions or issue preferred stock;

  •
  pay dividends or make distributions in respect of our capital stock or make certain other restricted payments or investments if we are unable to satisfy certain conditions;

  •
  sell assets, including capital stock of restricted subsidiaries;

  •
  agree to limitations on the ability of our restricted subsidiaries to make distributions;

  •
  enter into transactions with our affiliates;

  •
  incur liens;

  •
  permit our subsidiaries to guarantee our other indebtedness; and

  •
  engage in consolidations, mergers or sales of substantially all of our assets.

        In addition, our credit agreement includes other and more restrictive covenants and restricts our ability to prepay our other indebtedness, including the notes, while borrowings under our amended credit facility remain outstanding. The credit agreement also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

        The restrictions contained in the indenture and the credit agreement could:

  •
  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

  Our failure to comply with the covenants contained in the credit agreement governing our amended credit facility or our other debt agreements, including as a result of events beyond our control, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

        Our credit agreement requires us to maintain specified financial ratios, including a maximum ratio of total indebtedness to consolidated EBITDA and a minimum ratio of consolidated EBITDA to interest expense, and maximum capital expenditures. In determining the financial information used to measure compliance with the financial covenants under this facility and the indenture governing the notes, the incremental debt and interest expense associated with the consolidation of Reethi Rah and One&Only Palmilla are excluded. In addition, our credit agreement and the indenture governing the notes require us to comply with various operational and other covenants. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt to be due and payable immediately, which in turn would result in cross defaults under our other debt instruments. Our assets and cash flows may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or if accelerated upon an event of default.

        If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our credit agreement, or if a default otherwise occurs, the lenders under our amended credit facility could elect to terminate their commitments thereunder, cease making further loans, declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable, institute foreclosure proceedings against those assets that secure the borrowings under our amended credit facility and prevent us from making payments on the notes. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the notes in such an event.

  We are holding companies and depend on the business of our subsidiaries to satisfy our obligations under the notes.

        We are holding companies. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to pay our indebtedness depends on our subsidiaries' cash flow and their payment of funds to us. Our non-guarantor subsidiaries, if any, may not be obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries' ability to make any payments to us on the notes, and our guarantor subsidiaries' ability to satisfy the guarantees, will depend on their earnings, the terms of their indebtedness, business and tax considerations, legal and regulatory restrictions and economic conditions. The ability of our subsidiaries to make payments to us, and our guarantor subsidiaries' ability to satisfy the guarantees, are also governed by the gaming laws of certain jurisdictions, which may place limits on the amount of funds that may be transferred to us and may require prior or subsequent approval for any payments to us. Payments to us are also subject to legal and contractual restrictions.

  Your right to receive payment on the notes and the guarantees is junior to all of our and the guarantors' senior indebtedness.

        The notes are general unsecured obligations, junior in right of payment to all existing and future senior indebtedness of the issuers and each guarantor, including obligations under our amended credit facility. The notes are not secured by any of our or the guarantors' assets, and as such are effectively subordinated to any secured indebtedness that the issuers or the guarantors may have now or may incur in the future to the extent of the value of the assets securing that indebtedness.

        If one of the issuers or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that ranks ahead of the notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantors before any payment may be made with respect to the notes or the guarantees. In any such case, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, proportionally, than the holders of indebtedness senior to the notes and the guarantees. The subordination provisions of the indenture governing the notes also provides that we can make no payment to you during the continuance of payment defaults on our senior indebtedness, and payments to you may be suspended for a period of up to 180 days if a non-payment default exists under our senior indebtedness. See "Description of the New Notes—Subordination."

        At September 30, 2005, after giving effect to the application of the proceeds from the offering of the Original Notes, the notes and the guarantees rank junior to $0.4 million of our senior indebtedness. In addition, we would have had $494.6 million of unused availability under our credit agreement after giving effect to $5.4 million of letters of credit outstanding. In addition, the indenture governing the notes and our credit agreement permit, subject to the terms and conditions of such agreements, the incurrence of additional indebtedness, some or all of which may be senior indebtedness. See "Description of New Notes—Certain Covenants" and "Description of Other Indebtedness."

  Since the notes are unsecured, your right to enforce remedies is limited by the rights of holders of secured debt.

        In addition to being contractually subordinated to all of our existing and future senior debt, our obligations under the notes are not secured by any of our assets, while Kerzner's obligations under our amended credit facility are secured by substantially all of our assets and, if consummated, our obligations under our revised credit facility are expected to be secured by substantially all of our assets. See "Prospectus Summary—Recent Developments—Amendment and Restatement of Amended Credit Facility." Therefore, the lenders under our amended credit facility, and the holders of any other secured debt that we may incur in the future, will have claims with respect to these assets that have priority over the claims of holders of the notes offered hereby. If we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the notes. As a result, you may lose a portion of or the entire value of your investment in the notes.

  We can incur substantially more indebtedness. This could further exacerbate the risks described above.

        We may incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from doing so. As of September 30, 2005, we had $494.6 million of unused availability under our amended credit facility after giving effect to $5.4 million of letters of credit outstanding. Any indebtedness we may incur under any amended and restated credit facility will be senior to the notes. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Prospectus Summary—Recent Developments—Amendment and Restatement of Amended Credit Facility."

  We may make restricted payments or permitted investments, and designate certain of our subsidiaries as unrestricted subsidiaries, as long as we can incur certain additional debt under the indenture. This could also further exacerbate the risks described above.

        We are able to pay dividends, make distributions on our capital stock and make certain other restricted payments or investments under the indenture governing the notes so long as we are able to incur additional indebtedness pursuant to the covenant described under "Description of New Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Such payments or investments will reduce the amount of funds otherwise available to pay amounts due on the notes. See "Description of New Notes—Certain Covenants—Limitation on Restricted Payments." In addition, we are able to designate one or more of our current and future subsidiaries as unrestricted subsidiaries, so long as we are able to incur additional indebtedness pursuant to the covenant described under "Description of New Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Any subsidiaries that we designate as unrestricted subsidiaries under the indenture governing these notes will not guarantee the notes and will not be subject to restrictive covenants and similar limitations contained in the indenture.

  We may require you to dispose of your notes or redeem your notes if required by applicable gaming regulations.

        Gaming authorities to whom we or any of our subsidiaries are or may become subject have the power to investigate any of our debt security holders, including holders of the notes. Generally, these gaming authorities may, in their discretion, require a holder of any of our debt securities to file applications, be investigated and be found suitable to own our debt securities, and the costs of the investigation of such finding of suitability generally will be the responsibility of such holder. Any person who fails or refuses to apply for a finding of suitability or a license within a specified time after being ordered to do so by such gaming authorities may be found unsuitable. In addition, under certain circumstances, we have the right, at our option, to cause a holder to dispose of our notes or to redeem our notes in order to comply with gaming laws to which we are subject. See "Description of New Notes—Required Regulatory Redemption."

  We may not have the ability to raise the funds necessary to finance a change of control offer required by the indenture.

        Upon the occurrence of certain specific kinds of change of control events and a credit rating downgrade on the notes, within 90 days of any such change of control event, we will be required to offer to purchase all of the outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of the notes, or that restrictions in our amended credit facility, or other agreements related to our indebtedness, will not allow that repurchase. See

"Description of New Notes—Certain Covenants—Repurchase of Notes at the Option of the Holder upon a Change of Control." Our failure to repurchase the notes would be a default under the indenture. The occurrence of certain of the events that would require us to repurchase the notes may constitute a default under our amended credit facility.

        If we are required to make a change of control offer for the notes, we also will need to offer to repurchase our 2.375% Notes, of which an aggregate principal amount of $230.0 million was outstanding as of September 30, 2005. Future indebtedness we incur may have similar provisions. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

  The guarantees may not be enforceable because of fraudulent conveyance laws.

        The obligation of each of the guarantors of the notes may be subject to review under state, federal or foreign fraudulent transfer laws. Under state and federal laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of a guarantor, such as a trustee in bankruptcy or such guarantor as debtor-in possession, were to find that at the time such obligation was incurred (or, in some jurisdictions, when payments became due on such obligation), such guarantor, among other things:

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  did not receive fair consideration or reasonably equivalent value therefor; and

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  either

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  was insolvent,

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  was rendered insolvent as a result of such obligation,

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  was engaged in a business or transaction for which its assets constituted unreasonably small capital, or

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  intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay as such debts matured,

such court could avoid (i.e., cancel) such guarantor's obligation under its guarantee, and direct the return of any payments made under the guarantee to such guarantor or to a fund for the benefit of its creditors.

        In applying these factors, a court would likely find that a guarantor did not receive fair consideration or reasonably equivalent value for its guarantee, except to the extent that it benefited directly or indirectly from the notes issuance.

        Moreover, regardless of the factors identified above, such court could avoid such obligation, and direct such repayment, if it found that the obligation was incurred with the intent to hinder, delay or defraud such guarantor's creditors. In that event, the holder of the notes would have to look for repayment to other guarantors whose guarantee obligations had not been avoided.

        The measure of insolvency for purposes of the above will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent:

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  if the sum of its debts is greater than the fair saleable value of all of its assets;

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  if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts, including contingent or unliquidated debts, as they become absolute and mature; or

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  if it could not pay its debts as they become due.

        There can be no assurance that the assets of any guarantor whose guarantee was not avoided would be sufficient to pay amounts due under the notes.

Risks Related to Our Business

  The resort and casino industries are highly competitive and increases in competition could adversely affect our financial performance.

        Our properties compete with other resorts, hotels and casinos, including land-based casinos, riverboat, dockside and cruise ship casinos and other forms of gaming, as well as other forms of entertainment. If other properties operate more successfully, if existing properties are enhanced or expanded or if additional hotels or casinos are established in and around the markets in which we conduct business, we may lose market share. In particular, the expansion, upgrade or construction of competing resort or casino properties in or near any market from which we attract or expect to attract a significant number of customers could have a significant adverse effect on our business, financial condition, results of operations or cash flows.

        A number of our competitors are larger and have greater financial and other resources than we do. In addition, a number of jurisdictions have legalized gaming and other jurisdictions are considering the legalization and/or expansion of gaming. This could open markets in which we currently compete to new entrants and could create new markets that may compete as tourist destinations. Our gaming operations compete, and will in the future compete, with all forms of existing legalized gaming and with new forms of gaming that may be legalized in the future. Our competitive position could be materially adversely affected by competing companies, new entrants, new markets and new forms of gaming, and our revenues could decline, harming our financial condition. For example, in early November 2005, a joint venture consisting of Baha Mar Resorts Ltd., Harrah's Entertainment Inc. and Starwood Hotels & Resorts Worldwide, Inc. announced plans to develop a $1.6 billion destination casino resort in Nassau, The Bahamas. If completed, such resort would compete with Atlantis, Paradise Island and could adversely affect our business and results of operations.

  New projects and expansion and renovation efforts are inherently subject to significant development and construction risks.

        We regularly evaluate potential development opportunities and engage in expansion, development, upgrade and renovation projects at properties that we develop or operate. Each of these projects, including the Phase III expansion on Paradise Island, the development of Atlantis, The Palm in Dubai, the proposed development of our project in Morocco, the BLB project, the project in Northampton and the proposed development of our project in South Africa, will be subject to the many risks associated with expanding or renovating an existing enterprise or developing new projects, including unanticipated design, construction, regulatory, environmental and operating problems, and the significant risks commonly associated with implementing an expansion strategy in new markets.

        In particular, any such projects are subject to the risks associated with the following:

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  the availability of financing and the terms and covenants in our amended credit facility and other debt;

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  shortages in materials;

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  insufficient public infrastructure improvements or maintenance;

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  shortages of skilled labor or work stoppages;

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  unforeseen construction, scheduling, engineering, environmental or geological problems;

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  weather interference, floods, fires or other casualty losses;

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  failure to obtain required licenses, permits or approvals;

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  difficulties and uncertainties associated with the regulatory environment in non-U.S. jurisdictions;

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  rising energy prices, which can increase construction costs;

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  regulatory or private litigation arising out of projects; and

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  unanticipated cost increases and budget overruns.

        For example, many of our projects are subject to regulation at the national, state and local levels in their respective jurisdictions, which could adversely affect the progress of our projects. In order to proceed with projects, we may need to, among other things, notify authorities of our proposals or submit environmental statements. We could be sanctioned for any failure to follow any of these procedures, including fines or even temporary closure of our work sites. We cannot guarantee that we will be successful in obtaining required permits and approvals. Delays and compliance costs associated with our projects as a result of regulatory obstacles could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        The anticipated costs and construction period for projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with architects and contractors. The cost of any project may vary from initial expectations, and we, or the owners of the property, may have a limited amount of capital resources to fund cost overruns on any project. If cost overruns cannot be financed on a timely basis, the completion of one or more projects may be delayed until adequate funding is available. The completion dates of development projects could also differ significantly from expectations for construction-related or other reasons. We cannot ensure that any project will be completed, if at all, on time or within established budgets. Significant delays or cost overruns on projects could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        Litigation may also impede or delay our ability to complete construction or expansion projects. We have on occasion been named as a defendant in lawsuits brought to delay, alter or enjoin projects in which we have been involved. If litigation is successfully brought against us as a result of our development, expansion or renovation projects around the world, it could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        In addition, expansion and renovation projects require, from time to time, portions of the existing operations to be closed or disrupted. Any extended disruptions in our operations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

  Severe weather conditions or natural disasters could adversely affect our business, financial condition or results of operations, or further increase our insurance premiums and deductibles or make insurance unavailable at commercially reasonable rates.

        The Bahamas, Mexico, Mauritius, the Maldives and Morocco are subject to tropical weather and natural disasters, which, if severe, could adversely affect tourism and our operations. Similarly, inclement weather can adversely affect the relinquishment fees that we earn from Mohegan Sun, as the principal access to this property is by road. In September 1999, Hurricane Floyd, a hurricane rated by the United States National Weather Service as a category five, its highest rating, passed within 60 miles of Paradise Island. Our Paradise Island properties suffered approximately $45.0 million of property damage.

        In November 2001, Hurricane Michelle impacted our Paradise Island properties. Although the storm caused minimal disruption to our operations, our properties (other than Harborside at Atlantis, which was closed from August 2002 through December 2002 due to water damage resulting primarily from Hurricane Michelle) suffered approximately $28.3 million in property damage and cleanup costs. Our losses resulting from Hurricane Floyd and Hurricane Michelle were predominantly covered by insurance.

        In September 2004, Hurricane Frances passed just to the north of Paradise Island. Costs associated with Hurricane Frances were $4.6 million, which consisted of $3.4 million of clean up and repair costs and complimentary goods and services to guests and a $1.2 million loss on damaged assets.

        In December 2004, the tsunami caused by an earthquake off the coast of Indonesia in southern Asia resulted in flooding damage at our two managed properties in the Maldives. One&Only Kanuhura sustained approximately $7.7 million in business interruption losses. An insurance claim in respect of these losses is under negotiation. In addition, One&Only Kanuhura suffered property damages, and the related insurance claim was settled for $3.5 million. Reethi Rah Resort Pvt. Ltd., or Reethi Rah, submitted a claim to its insurer for $15.5 million in property damages. The claim was denied, but Reethi Rah is contesting such denial. As of September 30, 2005, equity earnings and management fees from One&Only Kanuhura had been adversely affected by the tsunami. In June 2005, One&Only Kanuhura was closed for an extensive four-month renovation and planned refurbishment. One&Only Kanuhura reopened on October 15, 2005.

        Hurricanes and other natural disasters, in addition to causing property damage, lead to decreased revenues until business returns to normal operations and business interruption expenses, including increased marketing expenses. We cannot assure you that our business and, consequently, our results of operations or financial condition, will not be adversely affected by severe weather conditions or other natural disasters in the future, which could cause significant damage and suspension of service provided to our patrons, further increases in our insurance premiums and per occurrence deductibles or cancellations of, or decreases in, our coverage and harm to our business.

  Additional increases in our insurance premiums and deductibles may increase our costs and impair our ability to obtain or maintain insurance on our properties.

        We may encounter difficulty in obtaining or renewing property or casualty insurance on certain of our properties which are subject to the potential negative impact of hurricanes. In addition, such insurance may be more limited and may not cover catastrophic risks or terrorist acts at current levels or at all. Even if we are able to renew our policies or obtain new policies at levels and with limitations consistent with our current policies, we cannot be sure that we will be able to obtain such insurance at premium rates that are commercially reasonable. The tsunami in December 2004 in southeast Asia resulted in increases in local insurance rates. In addition to the "all risk" coverage described below, we have insured Atlantis, Paradise Island for up to $300.0 million per occurrence (and in an annual aggregate amount) from damages directly resulting from certain terrorist acts to cover property damage and related business interruption losses. If any such event were to affect all or part of one or more of our properties, it is possible that we would suffer a substantial loss beyond what is covered by our insurance policies.

        The amount of our "all risk" property and business interruption insurance with respect to our Paradise Island business (inclusive of per occurrence deductibles) in the 2005 policy year is $300.0 million. The amount of such "all risk" property and business interruption insurance was $300.0 million in the 2004 policy year and $175.0 million in the 2003 policy year. ("Policy Year" is defined as June 1 of that year through May 31 of the following year.) "All risk" insurance includes coverage for the windstorm related effects of hurricanes among other casualty losses.

        In 2002, with regard to our Paradise Island property insurance, our "all risk" premiums increased from approximately $4.6 million in the 2001 Policy Year to a total of approximately $14.1 million in the 2002 Policy Year, and Kerzner's deductibles also increased from $4.0 million per occurrence in the 2001 Policy Year to $15.0 million per occurrence in the 2002 Policy Year with an annual aggregate deductible of $30.0 million. For the 2003 Policy Year, our premium for Paradise Island property insurance decreased to $13.5 million with the deductibles remaining the same as the 2002 Policy Year. For the 2004 Policy Year, our premium for Paradise Island property insurance increased to $14.1 million with the deductibles remaining the same as in the 2003 Policy Year. For the 2005 Policy Year, our premium for the Paradise Island property insurance decreased to $12.1 million with the deductibles remaining the same as in the 2004 Policy Year. In light of the significant hurricane activity in the Caribbean, the tsunami in December 2004 and Hurricane Katrina in August 2005, our insurance premiums and deductibles may significantly increase.

  We are subject to extensive governmental gaming regulations, which may harm our business.

        Our operation of gaming facilities is subject to extensive governmental regulations. Regulatory authorities typically require various registrations, licenses, findings of suitability and approvals to be held by operators of gaming facilities. The regulatory authorities in these jurisdictions generally have broad discretion in the granting, renewal, suspension and revocation of licenses and require that such registrations, licenses, findings of suitability and approvals be renewed or updated periodically. We and our key personnel are currently qualified to do business in all the jurisdictions in which we operate gaming facilities. We cannot assure you that any new or permanent licenses, permits or approvals that may be required by us, our key employees and our partners, if applicable, in the future will be granted or that our existing licenses, permits and approvals will be renewed or will not be suspended or revoked in the future. The failure to receive or renew licenses and/or the suspension or revocation of licenses could materially adversely affect our business, financial condition, results of operations or cash flows.

  Our gaming operations are subject to significant taxation and fees that, if increased, could harm our profitability.

        Our gaming operations are subject to significant taxation and fees. We pay substantial taxes and fees with respect to gaming operations in The Bahamas, Connecticut and Rhode Island, and will likely incur significant taxes and fees in other jurisdictions, including Morocco, in which we expect to conduct gaming operations in the future. Any material increase in existing taxes and fees, the adoption of new taxes or fees, or the loss or reduction of any existing or future tax incentives could have a material adverse effect on our profitability.

  Our business is seasonal, which could increase our exposure to disruptions caused by weather and other factors.

        Historically, our revenues and operating profits in The Bahamas and Mexico have been higher during the first quarter, the prime tourist season, than in successive quarters. Higher revenues and earnings are typically realized from the Mauritius and Maldives properties during the fourth quarter of the year and from Mohegan Sun during the second and third quarters of the year. If any of these properties were unable to accommodate guests during such periods for any reason, including disruptions caused by weather, our revenues and profits could be adversely affected.

  If we are unable to finance our expansion, development and renovation projects as well as other capital expenditures through cash on hand, cash flows from operations and borrowings, our expansion, development and renovation efforts could be jeopardized.

        If we are unable to finance existing or future projects with cash on hand, cash flows from operations or borrowings, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects and other capital expenditures, selling assets, restructuring indebtedness, obtaining additional equity financing or joint venture partners or modifying our amended credit facility. These sources of funds may not be sufficient to finance existing or future projects, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our amended credit facility contains, and the indenture governing the notes, will contain certain restrictions on our ability to incur additional indebtedness, and our future indebtedness will likely contain similar restrictions. If we are unable to secure additional financing, we could be forced to limit or cancel expansion, development or renovation projects, which may adversely affect our business, financial condition, results of operations or cash flows.

  Work stoppages and other labor disputes could harm our financial condition and results of operations.

        In The Bahamas, as of June 30, 2005, a union represented approximately 4,000 of our approximately 6,500 local employees. We participate in an employer association whose existing contract with the union will expire on January 7, 2008. In light of our Phase III expansion, we expect to hire approximately 3,000 additional employees, a substantial portion of which will be represented by such union. Labor relations in The Bahamas have been unstable at times over the last few years and there have been occasional work stoppages. As the country's largest private employer, we are sometimes the target of labor disputes. Any protracted labor disputes or work stoppages affecting any of the properties that we own or operate could reduce our revenues. In addition, many of the public sector industries in The Bahamas, such as electricity, telecommunication and airport facilities, are unionized. The Bahamian government's labor relations with these unions have been unstable at times and there have been work stoppages on occasion that have been disruptive to our business.

  Lack of sufficient air service could adversely affect our revenues and profits and adversely affect our future growth.

        Most patrons of our properties arrive by air. Although we consider the current level of air service to our properties in The Bahamas, Mexico, Mauritius, the Maldives and Dubai to be adequate, any interruption or reduction of air service to any such locations could restrict the growth of our businesses, negatively affect our competitive position and adversely affect our revenues and profits. As we continue to expand or develop additional properties, such future growth may require additional air service to meet demand.

  We do not own, manage or control Mohegan Sun and the revenues that we derive from Mohegan Sun are therefore outside of our control and are subordinated to certain existing and future obligations of Mohegan Sun.

        In 2004, we earned approximately $36.8 million from TCA, which is party to a relinquishment agreement with the MTGA. Pursuant to the agreement, in exchange for relinquishing its right to manage Mohegan Sun, TCA is entitled to receive 5% of Mohegan Sun's gross revenues through December 2014. As a result, decisions that affect Mohegan Sun's business or operations, and therefore the revenues that TCA earns under the agreement, are outside of our control. Revenues on which TCA's fees are based exclude any revenues generated by any future expansion of Mohegan Sun. The senior and junior relinquishment fees from the MTGA to TCA rank behind all of the MTGA's obligations to pay certain minimum priority distributions to the Mohegan Tribe of Indians of Connecticut and all of the MTGA's existing and future senior secured indebtedness. The junior fees also rank behind all unsecured indebtedness. Should the MTGA not be able to meet these obligations, it would not be able to pay TCA its relinquishment fees, which could have a material adverse effect on our financial position, results of operations and cash flows.

  A small number of our shareholders control a significant percentage of our ordinary shares and are able to control decisions affecting our company.

        As of June 3, 2005, Baron Capital Group, Inc., Istithmar, FMR Corp., Caledonia Investments plc and Cement Merchants SA had the right to vote approximately 16.1%, 12.4%, 11.8%, 11.2% and 7.6%, respectively, of our issued and outstanding ordinary shares. As of June 3, 2005, The Kerzner Family Trust and its subsidiary, World Leisure Group, or WLG, both of which are controlled by Mr. Solomon Kerzner, had the right to vote approximately 12.5% of our issued and outstanding ordinary shares. If any combination of our major shareholders act together, they may be able to effectively control the outcome of substantially all matters requiring shareholder approval, including the election of our directors, thereby controlling our management, policies and business operations. For example, our major shareholders could combine to use this voting power to block our ability to obtain certain types of financing for development plans, renovations or expansions, which could materially adversely affect our ability to develop our business and pursue our strategies. In addition, Istithmar, Caledonia Investments plc, Cement Merchants SA and WLG are parties to certain shareholder agreements, which govern, among other things, their transfer of, and voting rights associated with, their shares.

  We significantly rely on technology.

        The resort and casino industries continue to demand the use of sophisticated technology, including technology utilized for property management, casino-related technology, procurement, reservation systems and guest amenities. In 2005, we introduced a real-time web-accessible reservation system. We expect the technologies utilized at our properties to require refinements. There can be no assurance that, as certain technologies become outdated or as advanced technologies are introduced, we will be able to replace or introduce such technologies as quickly as our competition, within our established budgets, or that we will be able to integrate such technologies into our existing systems. Further, there can be no assurance that we will receive any benefits from any new technology.

        We also rely on the Internet and our website for a portion of our hotel reservations for Atlantis, Paradise Island and One&Only Ocean Club. In the third quarter of 2005, we expect to integrate our web-based reservation system with our call center to allow online bookings of certain restaurants and activities on Paradise Island. The Internet and our website could experience material disruptions, slowdowns and security breaches, and upgrades and maintenance to our website could result in significant downtime. If we were to experience such a disruption, slowdown or security breach, it could harm our business and reputation.

  Joint ventures decrease our ability to manage risk.

        We have from time to time invested, and expect to continue to invest, in joint ventures. Joint ventures typically have shared control over the joint venture assets. As a result, joint venture investments involve risks, such as the possibility that the co-venturer in an investment might become bankrupt or not have the financial resources to meet its obligations, have economic or business interests that are inconsistent with our business interests or take action contrary to our instructions or requests or contrary to our policies or objectives. Any of such actions may subject the assets owned by the joint venture to additional risk. In addition, we may be unable to take action without the approval of our joint venture partners. If a joint venture partner becomes bankrupt, we could become liable for such partner's share of joint venture liabilities. In these circumstances, our business, financial condition, results of operations or cash flows could be materially adversely affected.

        In addition, we often participate in the equity of joint ventures and/or managed properties and provide financing or guarantees to complete the development of a property. These fundings may become unrealizable or we may become obligated to perform under the guarantees which could adversely affect our financial performance.

  We may have disputes with the owners and joint venture partners of the properties that we manage.

        Our obligations under our management agreements to manage each property and enforce certain required standards may, in some instances, be subject to interpretation and may give rise to disagreements. While we will seek to resolve any disagreements in a manner that develops and maintains positive relationships with current and potential owners and joint venture partners, our failure to resolve any such disagreements could result in litigation or could interrupt the services or operating quality of the affected property, which could materially adversely affect our business, financial condition, results of operations or cash flows.

  We are subject to environmental, health and safety laws and regulations, and our noncompliance or a significant regulatory change could adversely affect our business, financial condition or results of operations.

        Our operations are regulated under a number of federal, provincial, state and local laws and regulations that govern, among other things, the handling of waste materials, some of which are classified as hazardous materials, and the discharge of hazardous materials into the environment. Our operations are subject to stringent regulations relating to protection of the environment and waste handling. In addition to liability for our own noncompliance, these laws and regulations may expose us to liability for the noncompliance of other parties, without regard to whether we were negligent. Sanctions for noncompliance with applicable environmental laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. Furthermore, we may be liable for costs for environmental cleanup at currently or previously owned or operated properties or off-site locations. Our failure to comply with existing laws or regulations, the adoption of new laws or regulations with additional or more rigorous compliance standards or the more vigorous enforcement of environmental laws or regulations could significantly harm our business by increasing our expenses and limiting our future opportunities.

  You may have difficulty enforcing judgments against us or our directors or management that reside outside the United States.

        Kerzner is an international business company incorporated under the laws of the Commonwealth of The Bahamas. Certain of our directors and executive officers reside outside the United States. In addition, a substantial portion of the assets of our directors and officers and of our assets are located outside the United States. As a result, it may be difficult or impossible to:

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  effect service of process within the United States upon us or these persons; or

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  enforce, against us or these persons, court judgments obtained in U.S. courts, including judgments relating to U.S. federal securities laws.

        It is unlikely that Bahamian courts would entertain original actions against Bahamian companies, their directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments based upon any civil liability provisions of the U.S. federal securities laws are not directly enforceable in The Bahamas. Rather, a lawsuit must be brought in The Bahamas on any such judgment. Subject to consideration of private international law, in general, a judgment obtained after due trial by a court of competent jurisdiction, which is final and conclusive as to the issues, is actionable in Bahamian courts and is impeachable only upon the grounds of fraud, public policy and natural justice.

  We may have difficulty enforcing gaming debts in certain foreign jurisdictions or in certain jurisdictions within the United States, which could negatively affect our operating results.

        Gaming debts may not be legally enforced in certain foreign jurisdictions or in certain jurisdictions within the United States. A substantial portion of the customers at Atlantis, Paradise Island reside in the United States. As a result, we may be unable to collect gaming debts from our patrons who reside in such jurisdictions, which could negatively affect our operating results.

  Reassessments of and changes to our business plans could hinder our development and result in charges or fees that could harm our financial condition and results of operations.

        We are regularly reviewing our business plans in light of a variety of factors, including the availability of financing, regulatory and political considerations, competition and other business and strategic concerns. As a result of such assessments, our management may choose to change its plans, which could result in failure to expand and could also cause us to incur fees or charges. We cannot assure you that we will carry forward and complete any proposed business plans.

  Energy price increases may adversely affect our cost of operations and our revenues.

        Resorts use significant amounts of electricity, natural gas and other forms of energy. Although we have not experienced shortages of energy, substantial increases in the cost of electricity or natural gas may negatively affect our operating results. The extent of any impact is subject to the magnitude and duration of the energy price increases and could be material. In addition, energy price increases in locations that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a decrease in visitation and spending at our properties, which could negatively impact revenues.

  Acts of terrorism and war could adversely affect the travel market and reduce our operating revenues.

        The terrorist attacks of September 11, 2001 had a significant impact on the travel and tourism industries in which we operate. The considerable reduction in both business and leisure air travel following that date significantly reduced visitation to all our properties, including our Paradise Island properties, during the fourth quarter of 2001, resulting in a significant decline in our operating results during this period. On March 19, 2003, the U.S. and coalition forces commenced a war with Iraq. Although the official combat in the war with Iraq ceased in May 2003, the U.S. and coalition forces still maintain a presence in Iraq and terrorist activities in the country have continued. These events, the potential for future terrorist attacks (in the United States and in foreign locations), the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties, which could adversely affect our business and results of operations. Future acts of terror, anti-terrorist efforts, war or other armed conflicts involving the United States or other countries may reduce our guests' willingness to travel, which could have a material adverse effect on the U.S. and global economies and on our business, financial condition, results of operations or cash flows.

  Additional risks may be associated with Atlantis, The Palm in Dubai.

        In September 2003, we entered into agreements to form a joint venture with Nakheel LLC, an entity owned by the Royal Family of Dubai, to develop Atlantis, The Palm. In June 2004, we entered into an agreement with Istithmar, an entity indirectly wholly owned by the Royal Family of Dubai, which has assumed all obligations and rights of its affiliate, Nakheel LLC. Dubai is one of seven autonomous Sheikhdoms that form the federation of the United Arab Emirates. The United Arab Emirates is located along the Persian Gulf, and bordered on the south and west by Saudi Arabia, on the west by Qatar and on the north and east by Oman. These states and others in the region, more specifically Bahrain and Kuwait, through an organization formed to strengthen relations among the six states, the Gulf Cooperation Council, maintain peaceful relations and cooperate on trade, regional defense and economic issues. His Highness Sheikh Zayed bin Sultan Al Nahayan served as President of the United Arab Emirates from 1971 to November 2, 2004. On November 3, 2004, His Highness Sheikh Khalifa bin Zayed Al Nahyan was named President of the United Arab Emirates. His Highness Sheikh Maktoum bin Rashid al-Maktoum has ruled in Dubai since 1990. Although the Sheikh-led government appears to be stable and not subject to any significant local challenges, the September 11, 2001 terrorist attacks on the United States and the war and ongoing efforts in Iraq have both increased scrutiny and heightened tensions throughout the Middle East, including the United Arab Emirates. Al-Qaeda and other terrorist organizations, in their hostile campaign against supporters of the West, present a threat to stability in the Middle East. The United Arab Emirates maintains friendly relations with the United States. For example, it allowed U.S. troops to be stationed there in preparation for the invasion of Iraq in 2003 and it has pledged humanitarian assistance in the Iraqi reconstruction efforts and encouraged the United States to maintain security even after the handover of power to the Iraqis on July 1, 2004. This support for the United States may increase the likelihood of attacks on the state by terrorist organizations. As publicly reported on May 5, 2004, Pakistani intelligence uncovered a plot by a small group of terrorists to hijack and possibly bomb a plane bound for the United Arab Emirates. The firm relationship between Saudi Arabia and the United States has in recent years led to a number of significant terrorist activities in Saudi Arabia and similar events could occur in the United Arab Emirates.

        The U.S. Department of State is concerned that terrorists may be planning to carry out further attacks against Westerners and oil workers in the Gulf. Perceptions of the safety of the region could affect Atlantis, The Palm, as the viability of this undertaking is dependent on the continued growth of tourism in the region, primarily from Western Europe and Asia. Future acts of terrorism, anti-terrorist efforts, war or political and civil unrest in the region could have a material adverse effect on global economies, the economies of the Gulf States and in particular on the development of Atlantis, The Palm in Dubai. Dubai is generally viewed as the most progressive, open and pro-Western emirate. In addition, it is currently the only emirate that permits the sale of land to foreigners. With its relatively high profile, Dubai could represent a potentially attractive target to terrorist organizations.

        Atlantis, The Palm will be located at the apex of the crescent, which forms the external border of The Palm, Jumeirah, a major land reclamation project in Dubai, and is expected to be connected to the rest of The Palm, Jumeirah by a roadway tunnel and proposed monorail. As with any reclamation project, there are inherent subsidence and liquefaction risks. We and Nakheel LLC have been monitoring the construction site for subsidence, which to date has been isolated and not in excess of three millimeters. However, we have not monitored or had any opportunity to monitor other sites on The Palm, Jumeirah for subsidence. In the event of unforeseeable subsidence on the site or on other sites on The Palm, Jumeirah, we would expect at a minimum for there to be a material reduction in hotel bookings for Atlantis, The Palm and in day visitors to the water attractions, which in turn could have a material adverse impact on the operations and financial condition of Atlantis, The Palm. In the event of an earthquake, there is a risk of liquefaction. While there has not been recent significant seismic activity in the immediate vicinity of Dubai, earthquakes have recently occurred in Iran, Egypt, Syria and southern Asia, off the coast of Indonesia. In addition, severe storms accompanied by high winds can develop over the Gulf. These storms typically occur annually from December through to the end of March. These storms could lead to surges and high wave heights that could erode or top the breakwater that has been erected on the Gulf-side of the site, thereby leading to flooding. In recent months, there has been some movement of rock on the breakwaters that we believe are due to unusually severe storms. We and Nakheel LLC have agreed to regularly monitor the status of the breakwaters. Aside from the property damage that could occur from such floods, any such flooding could also damage the roads on the crescent or the proposed monorail, as well as flood the tunnel, which would limit or curtail arrivals and departures to Atlantis, The Palm. Any of these structural, climatic or geological events would likely have a material adverse impact on the site and operations of Atlantis, The Palm, including the extensive marine environment and animals that will be a key attraction of the resort. Nakheel LLC and other developers have also announced other reclamation projects in Dubai of a similar scale to The Palm, Jumeirah. In addition, we are dependent on Nakheel LLC to complete the infrastructure of The Palm, Jumeirah, including roads, the proposed monorail and the roadway tunnel, on a timely basis. Should any of these reclamation projects suffer from any of these events, Atlantis, The Palm and, as a result, we could be materially adversely affected.

  Additional risks may be associated with our proposed destination resort casino in Morocco.

        In the second quarter of 2005, we announced that Kerzner and two local Moroccan companies, SOMED and CDG, had entered into a joint venture agreement for the development and operation of a destination resort casino. This agreement is subject to the fulfillment of certain conditions. Morocco is located in Northern Africa and is bordered by Algeria, the North Atlantic Ocean and the Mediterranean Sea. The Head of State of Morocco is His Majesty King Mohammed IV and the Prime Minister of Morocco is Mr. Driss Jettou. Although Morocco is largely stable, with limited security risks, the May 2003 suicide bomb attacks in Casablanca have raised concerns about terrorist activity in the region. The implication of several Moroccans in the March 2004 Madrid train bombing has further heightened concerns about terrorism. There are several loose-knit terrorist groups in Morocco that have connections to Al-Qaeda. Morocco has historically been an ally of the United States, although it did express opposition to the war in Iraq. Its historic support for the United States may increase the likelihood of attacks on the state by terrorist organizations. Establishments which are readily identifiable with Western interests are potential targets for future attacks. Such targets may include establishments where activities occur that may offend religious sensitivities, such as casinos or places where alcoholic beverages are sold or consumed. At present, there are five casinos located in Morocco, however, our proposed resort would be the largest casino in Morocco and therefore, a potentially more high-profile target. Future acts of terrorism, anti-terrorist efforts, war or political and civil unrest in the region could have a material adverse effect on global economies, the economy of Morocco and in particular, the development and success of our destination resort casino in Morocco.

  Our success depends on certain key employees.

        Our success depends upon the continued services of certain key employees, in particular our senior management. Our senior management is responsible for the implementation and development of our various projects, the development and maintenance of our relationships with current and potential hotel and resort owners and joint venture partners and the marketing and related activities necessary to attract patrons to our properties. Although we believe that we could replace our key employees within a reasonable amount of time should the need arise, the loss of key personnel could have a material adverse effect on our business.

  Deterioration in general economic and market conditions could adversely affect our business.

        Our business is affected by general economic and market conditions, particularly in the United States and Europe. A large portion of our business at Atlantis, Paradise Island is generated by group convention sales and individual tour and travel. A recession or economic slowdown could cause a reduction in group sales bookings or the willingness or ability of tourists to book vacations at Atlantis, Paradise Island, which could materially adversely affect our operating results.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount. The Original Notes surrendered and exchanged for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in the receipt of any proceeds or any increase in our indebtedness or capital stock.

CASH, CAPITALIZATION AND INDEBTEDNESS

        The following table sets forth our cash position and capitalization as of September 30, 2005:

Total Capitalization as of September 30, 2005
Cash and cash equivalents	$112,952
Restricted cash	71,504

Total cash, cash equivalents and restricted cash	$184,456

Long-term debt (including current maturities)
Revolving credit facility(a)	$—
6 3/4% Senior Subordinated Notes	400,000
8 7/8% Notes	3,115
2.375% Notes	230,000
Palmilla Notes(b)	110,000
Reethi Rah Term Loan Facility(c)	49,700
Reethi Rah Loan(c)	4,391
Capitalized leases and other debt	4,725

801,931
Shareholders' equity	1,147,719

Total capitalization	$1,949,650

(a)
In July 2004, we entered into an amended credit facility with a syndicate of banks which increased our total aggregate permitted borrowing thereunder to $500.0 million. As of September 30, 2005, we had $494.6 million of borrowings available on our amended credit facility after giving effect to $5.4 million of letters of credit outstanding. In October 2005, we amended and restated our credit facility which increased our total aggregate borrowing capacity thereunder to $650.0 million.

(b)
In December 2004, One&Only Palmilla entered into two promissory notes for a total principal amount of $110.0 million.

(c)
In December 2004 and December 2002, Reethi Rah entered into loan facilities for principal aggregate amounts equal to $50.0 million and $5.0 million, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

        We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, "earnings" is defined as pretax income (loss) from continuing operations before adjustment for minority interest or income or loss from equity investees, plus fixed charges, amortization of capitalized interest, distributed income of equity investees and less interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. "Fixed charges" consist of interest expense, amortization of debt issuance costs, discounts and premiums, capitalized interest and that portion of rental expense that we believe to be representative of the interest component.

Year Ended December 31,					Nine Months Ended September 30,
2000(a)	2001	2002	2003	2004	2005
(dollars in millions)
—	1.51	2.32	2.88	2.29	1.25

(a)
Earnings were insufficient to cover fixed charges by $123,770,000 for the year ended December 31, 2000.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        In connection with the sale of the Original Notes, Kerzner entered into a registration rights agreement for the Original Notes with the initial purchasers, under which it agreed to use its reasonable efforts to file and have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offer.

        We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of New Notes, but not a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act, who exchanges Original Notes for New Notes in the exchange offer, generally may offer the New Notes for resale, sell the New Notes and otherwise transfer the New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the New Notes only if the holder acquires the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the New Notes.

        Any holder of the Original Notes using the exchange offer to participate in a distribution of New Notes cannot rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer that acquired Original Notes directly from us, but not as a result of market-making activities or other trading activities, must also comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

        Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of not less than 180 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution."

        Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

        Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $400,000,000 of the New Notes for a like principal amount of the outstanding Original Notes tendered and accepted in connection with the exchange offer. The New Notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in minimum principal amounts of $1,000 and integrals of $1,000 in excess thereof.

        The terms of the New Notes will be identical in all material respects to the terms of the Original Notes, except that the New Notes will have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of liquidated damages upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The New Notes will evidence the same debt as the Original Notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the Original Notes being exchanged. As of the date of this prospectus, $400,000,000 in aggregate principal amount of the Original Notes are outstanding.

        In connection with the issuance of the Original Notes, we have arranged for the Original Notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. The New Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

        Holders of Original Notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but, subject to certain limited exceptions, will not be entitled to any registration rights under the registration rights agreement. See "—Consequences of Failures to Properly Tender Original Notes in the Exchange Offer."

        We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

        If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder as quickly as possible after the expiration date.

        Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date for the exchange offer is 5:00 p.m., New York City time, on January 6, 2006, unless extended by us in our sole discretion (but in no event to a date later than March 15, 2006), in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        We reserve the right, in our sole discretion:

  •
  to delay accepting any Original Notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  •
  to amend the terms of the exchange offer in any manner.

        If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

        If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

        If we delay accepting any Original Notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Interest on the New Notes

        Interest on the New Notes will accrue at a per annum rate of 6 3/4% from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid, from September 22, 2005.

        Interest on the New Notes will be paid semiannually to holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing on April 1, 2006.

Conditions to the Exchange Offer

        Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

  •
  any law, statute, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  •
  any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  •
  refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

  •
  extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (see "Withdrawal of Tenders" below); or

  •
  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

Procedures for Tendering

        Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of it;

  •
  have the signatures guaranteed if required by the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent's account. The exchange agent will make a request to establish an account for the Original Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system may make book-entry deliveries of Original Notes by causing DTC to transfer those Original Notes into the exchange agent's account at DTC according to DTC's procedures for transfer.

        To validly tender Original Notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance, execute a book-entry transfer of the tendered Original Notes into the applicable account of the exchange agent at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message stating that DTC has received an express acknowledgment from the participant in DTC tendering the Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the letter of transmittal against the participant.

        A tender of Original Notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at the address set forth below under the caption "Exchange Agent" for its receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

        The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

        Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner's Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution."

        If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

        If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification or for the inaccuracy of such notice. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In addition, we reserve the right, as set forth above under the caption "Conditions to the Exchange Offer," to terminate the exchange offer.

        By tendering, each holder represents to us, among other things, that:

  •
  the New Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes;

  •
  the holder has no arrangements or understanding with any person to participate in the distribution of such New Notes within the meaning of the Securities Act;

  •
  the holder is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  if the holder is a not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes; and

  •
  if the holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes.

Guaranteed Delivery Procedures

        A holder who wishes to tender its Original Notes and:

  •
  whose Original Notes are not immediately available;

  •
  who cannot deliver the holder's Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

  •
  who cannot complete the procedures for book-entry transfer before the expiration date;

        may effect a tender if

  •
  the tender is made through an eligible guarantor institution;

  •
  before the expiration date, the exchange agent receives from the eligible guarantor institution:

  (i)
  a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

  (ii)
  the name and address of the holder, and

  (iii)
  the certificate number(s) of the Original Notes, if any, and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person who deposited the Original Notes to be withdrawn;

  •
  identify the Original Notes to be withdrawn (including the certificate number(s), if any, and principal amount of such Original Notes);

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under the caption "Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

        The Bank of New York Trust Company, N.A. has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street—7 East, New York, New York 10286, Attention: Evangeline Gonzales. The exchange agent's telephone number is (212) 815-3738 and facsimile number is (212) 298-1915.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

        Holders who tender their Original Notes for exchange will generally not be obligated to pay transfer taxes. However, if:

  •
  New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered;

  •
  tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

        Issuance of the New Notes in exchange for the Original Notes in the exchange offer will be made only after timely receipt by the exchange agent of such Original Notes, a properly completed and duly executed letter of transmittal or confirmation of book-entry transfer and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

  •
  the remaining Original Notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available or (iii) if neither such registration nor such exemption is required by law; and

  •
  the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

        We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See "Risk Factors—Risks Relating to the Exchange Offer—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid."

DESCRIPTION OF OTHER INDEBTEDNESS

Amended Credit Facility

        On October 31, 2005, Kerzner, KINA and Kerzner International Bahamas Limited, as co-borrowers, entered into the Sixth Amended and Restated Credit Agreement with various financial institutions, as lenders, JPMorgan Chase Bank, N.A., as the Administrative Agent, Deutsche Bank Securities Inc. as Syndication Agent and JPMorgan Chase Bank, N.A., Bear Stearns Corporate Lending Inc., Goldman Sachs Credit Partners and Merrill Lynch Capital Corporation, as Co-Documentation Agents. Under the amended credit facility, the maximum of borrowings that may be outstanding is $650.0 million, subject to certain conditions. In addition, should we obtain the requisite commitment from existing or new lenders, we have the right to increase the aggregate amount of our credit facility by up to $250.0 million.

        This summary is not a complete description of all of the terms of the credit agreement governing the amended credit facility and you should refer to the credit agreement and any amendments thereto. A copy of the amended credit facility is filed as Exhibit 10.3(j) to Registration Statement on Form F-4, filed on November 23, 2005.

        Loans under the amended credit facility bear interest at (i) the higher of (a) the administrative agent's base rate or (b) the Federal Funds Rate plus one-half of one percent, in either case plus an additional 0.000% to 1.00% based on a debt to EBITDA ratio during the period, as defined (the "Leverage Ratio"), (ii) the LIBOR rate plus 0.750% to 2.00% based on the Leverage Ratio or (iii) the Federal Funds Rate plus 0.750% to 2.00% based on the Leverage Ratio. For loans based on the Alternate Base Rate (as defined therein), interest is payable quarterly. For loans based on the LIBOR rate, interest is payable on the last day of each applicable interest period. Loans under the amended credit facility may be prepaid and re-borrowed at any time and are due in full in December 31, 2010. Commitment fees are calculated at per annum rates ranging from 0.25% to 0.60% based on the Leverage Ratio, applied to the undrawn amount of the amended credit facility and are payable quarterly.

        The amended credit facility contains affirmative and restrictive covenants with which Kerzner must comply, which, among other things: (a) require periodic financial reporting, (b) require meeting certain financial amounts and ratio tests, (c) restrict the payment of dividends, (d) limit the incurrence of indebtedness and (e) limit asset expenditures and dispositions outside the ordinary course of business. As of September 30, 2005, we believe that we were in compliance with all such covenants.

        As of September 30, 2005, we had no borrowings outstanding under the amended credit facility. Our availability as of September 30, 2005, was $494.6 million after giving effect to the $5.4 million in outstanding letters of credit. All amounts outstanding are unconditionally guaranteed by all significant subsidiaries that are a party to the amended credit facility.

Issuance of 2.375% Convertible Senior Subordinated Notes

        In April 2004, Kerzner issued $230.0 million principal amount of 2.375% Notes due 2024 which, after related issuance costs, resulted in net proceeds of approximately $223.7 million. In connection with the issuance of the 2.375% Notes, Kerzner filed a shelf registration statement, pursuant to which holders of such notes may engage in resales. All of the proceeds received from the issuance of the 2.375% Notes are being used to fund capital expenditures and for general corporate purposes.

        The 2.375% Notes may be converted into cash and ordinary shares at an initial conversion rate of 17.1703 shares per $1,000 principal amount in accordance with the terms of the indenture. This conversion rate is equal to a conversion price of approximately $58.24 per ordinary share. Upon conversion, all of the principal amount of the converted notes must be paid in cash.

        The 2.375% Notes, which are unsecured obligations, are not guaranteed by any of Kerzner's subsidiaries and therefore are effectively subordinated to the subsidiary guarantees of the 6 3/4% Notes. Interest on the 2.375% Notes is payable semi-annually and commenced on October 15, 2004. We believe that we were in compliance with all covenants contained in the indenture governing the 2.375% Notes as of September 30, 2005. All of our outstanding 2.375% Notes are subordinated to the borrowings under our amended credit facility.

Issuances of 8 7/8% Senior Subordinated Notes

        In August 2001, Kerzner along with KINA (together, the "Companies") issued $200.0 million principal amount of 8 7/8% Notes which, after costs, resulted in net proceeds of approximately $194.0 million. The proceeds received from the issuance of the 8 7/8% Notes were advanced to one of our wholly owned subsidiaries to repay amounts outstanding under our then-existing amended and restated revolving credit facility.

        In May 2002, the Companies issued an additional $200.0 million principal amount of 8 7/8% Notes, which after costs, resulted in net proceeds of approximately $201.5 million. The proceeds were used to repay the Company's then-outstanding 9% senior subordinated notes.

        The 8 7/8% Notes, which are unsecured obligations, are unconditionally guaranteed by substantially all of the wholly owned subsidiaries of Kerzner and KINA. Interest on the 8 7/8% Notes is payable semi-annually and commenced on February 15, 2002. The indenture governing the 8 7/8% Notes contains various restrictive covenants, including limitations on the ability of the Companies and the guarantors to, among other things: (a) incur additional indebtedness, (b) incur certain liens, (c) engage in certain transactions with affiliates and (d) pay dividends and make certain other payments. We believe that we were in compliance with all such covenants as of June 30, 2005. All of our outstanding 8 7/8% Notes are subordinated to the borrowings under our amended credit facility.

        In September 2005, we commenced a tender offer and consent solicitation relating to the 8 7/8% Notes. As of October 8, 2005, approximately 99.59% of the $400.0 million aggregate principal amount outstanding of the 8 7/8% Notes were tendered and the requisite consents received. The consents permitted the elimination or modification of certain covenants and related provisions in the indenture governing the 8 7/8% Notes. We and KINA accepted the tendered notes for payment. See "Prospectus Summary—Recent Developments—The Tender Offer and Consent Solicitation" and "Use of Proceeds."

Derivative Financial Instruments

        In August and December 2001, we entered into fixed-to-variable rate interest rate swap agreements (the "Swap Agreements") designated as fair value hedges on $200.0 million principal amount of our 8 7/8% Notes. In each of September 2003 and July 2004, we canceled $25.0 million of our $200.0 million Swap Agreements and in September 2005, we cancelled the remaining $150.0 million of our Swap Agreements.

        In December 2004, Palmilla entered into an interest rate cap agreement in connection with its issuance of two promissory notes for an aggregate principal amount of $110.0 million. The purpose of the interest rate cap agreement is to cap the LIBOR component of the interest on the promissory notes at 5%. The interest rate cap agreement is designated as a cash flow hedge and is used to hedge the variable cash flows associated with the promissory notes.

DESCRIPTION OF NEW NOTES

        The New Notes will be issued under an indenture dated as of September 22, 2005, among Kerzner International Limited ("Kerzner International"), the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), as amended by the first supplemental indenture dated as of September 22, 2005, among the Issuers (as defined below), the Guarantors and the Trustee (together, the "Indenture"). The following summaries of certain material provisions of the Indenture and the registration rights agreement dated as of September 22, 2005 (the "Registration Rights Agreement"), by and among Kerzner International, the Guarantors and the initial purchasers, do not purport to be complete, and where reference is made to particular provisions of the Indenture and the Registration Rights Agreement, such provisions, including the definitions of certain terms, are incorporated by reference as a part of such summaries or terms, which are qualified in their entirety by such reference.

        Unless the context otherwise requires, in this section "Notes" means the New Notes, the Original Notes and any Additional Notes issued in the future pursuant to the Indenture, as described below under "—Principal, Maturity and Interest; Additional Notes."

        The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this section, references to "Issuers," "we," "our" or "us" include only Kerzner International and Kerzner International North America, Inc. ("KINA") and their respective successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not their respective Subsidiaries.

Brief Description of the Notes and the Guarantees

The Notes

        The Notes will be:

  •
  our unsecured senior subordinated obligations;

  •
  subordinated in right of payment to certain of our other obligations;

  •
  ranked equal in right of payment with all of our existing and future senior subordinated Indebtedness;

  •
  effectively subordinated to all of our secured Indebtedness to the extent of the collateral securing such Indebtedness; and

  •
  guaranteed on a senior subordinated basis by the Guarantors.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

        The term "Subsidiaries" as used in this Description of New Notes does not include Unrestricted Subsidiaries. Under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture and will not guarantee the Notes.

The Guarantees

        The Notes will be jointly and severally, irrevocably and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by our present and future Subsidiaries (the "Guarantors") other than Unrestricted Subsidiaries. The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "—Certain Bankruptcy Limitations."

Unrestricted Subsidiaries

        The notes will not be guaranteed by our present and future Unrestricted Subsidiaries. As of the date of the Indenture, we had fifteen Unrestricted Subsidiaries, which were formed principally to engage in businesses ancillary to our principal businesses, such as a subsidiary that assists us in arranging insurance, or to invest in potential developments where a guarantee of parent company indebtedness by such subsidiaries was not practicable. Such Unrestricted Subsidiaries owned 3.7% of our total assets as of June 30, 2005, accounted for approximately 0.9% of our total revenues for the six months ended June 30, 2005, and had no indebtedness at June 30, 2005.

        We will not have the ability to designate Kerzner International Bahamas Limited, or KIBL, or any of its Subsidiaries, or any successor to KIBL's or its Subsidiaries' business or assets that is majority owned or controlled by us, as an Unrestricted Subsidiary. We will, however, have the ability to designate as Unrestricted Subsidiaries one or more Subsidiaries of KIBL that, singly and in the aggregate, are not material to the business of KIBL and its Subsidiaries, taken as a whole. See "—Certain Definitions—Unrestricted Subsidiary." As of June 30, 2005, KIBL and its subsidiaries owned approximately 81.5% of our total assets, excluding Reethi Rah and Palmilla, which we consolidate in accordance with FIN 46R, cash, cash equivalents, restricted cash and short-term investments. For the six months ended June 30, 2005, KIBL and its subsidiaries accounted for approximately 94.5% of our net revenues, excluding $36.8 million of net revenues, attributable to Reethi Rah and Palmilla, and had total indebtedness of approximately $0.6 million. The operating subsidiaries for Phase III will be subsidiaries of KIBL and, as such, will be guarantors and will be subject to the restrictive covenants contained herein.

Principal, Maturity and Interest; Additional Notes

        On the Issue Date, we will issue the Notes with a maximum aggregate principal amount of $400.0 million. The Indenture provides, in addition to the $400.0 million aggregate principal amount of the Notes being issued on the Issue Date, for the issuance of additional notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes will be issued on the same terms as the Notes and with the same CUSIP numbers as the Notes. The Notes and the Additional Notes will constitute the same series and will vote together as one series on all matters. All references to Notes herein include the Additional Notes, if any; provided that such Additional Notes could be incurred as additional Indebtedness pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        The Notes will mature on October 1, 2015. The Notes will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2006, to the persons in whose names such Notes are registered at the close of business on the March 15 or September 15 immediately preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Issuers maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Issuers; provided that all payments with respect to Global Notes and Certificated Securities, the holders of which have given wire transfer instructions to the Issuers and the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Issuers, the Issuers' office or agency will be the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York.

Subordination

        The Notes and the Guarantees will be general, unsecured obligations of the Issuers and the Guarantors, respectively, subordinated in right of payment to all Senior Debt of the Issuers and the Guarantors, respectively. As of June 30, 2005, Kerzner International on a consolidated basis had approximately $0.6 million of Senior Debt outstanding, excluding approximately $168.2 million attributable to Palmilla and Reethi Rah which is otherwise included in Kerzner International's consolidated indebtedness pursuant to FIN 46R. Kerzner International on a consolidated basis also had, as of June 30, 2005, $494.6 million of unused availability under the Credit Agreement after giving effect to $5.4 million of letters of credit outstanding.

        The Indenture provides that no payment of any kind or character from any source may be made by or on behalf of the Issuers or a Guarantor, as applicable, on account of the principal of, premium, if any, or interest or Liquidated Damages or Additional Amounts on the Notes (including any repurchases of Notes and rescission payments), or on account of the redemption provisions of the Notes, for cash or property (other than from the trust described under "—Legal Defeasance and Covenant Defeasance"), (i) upon the maturity of any Senior Debt of the Issuers or such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, the interest on and any fee or other amount due in respect of such Senior Debt are first paid in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on or any fee or other amount due in respect of Senior Debt of the Issuers or such Guarantor when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

        Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (ii) written notice of such event of default given to the Trustee by the Representative under the Credit Agreement or the holders of an aggregate of at least $25.0 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Blockage Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist (including by reason of the repayment in full of such Senior Debt in cash or Cash Equivalents), no payment (by set-off or otherwise) may be made by or on behalf of the Issuers or any Guarantor which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest or Liquidated Damages or Additional Amounts on the Notes, including any repurchases of Notes and rescission payments, other than payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"; provided, however, that so long as the Credit Agreement is in effect, a Payment Blockage Notice may only be given by the Representative under the Credit Agreement unless otherwise agreed in writing by the requisite lenders under the Credit Agreement. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Blockage Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Issuers and the Guarantors shall be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Blockage Notices may be given; provided, however, that (i) not more than one Payment Blockage Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Blockage Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period, unless such event of default shall have been cured or waived for a period of not less than 90 days.

        Upon any distribution of assets of either Issuer or any Guarantor upon any dissolution, winding up, total or partial liquidation or reorganization of either Issuer or such Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of such Issuer or such Guarantor, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the Holders are entitled to receive any payment on account of principal of, premium, if any, and interest and Liquidated Damages or Additional Amounts on the Notes, including any repurchases of Notes and rescission payments, other than payments by way of the issuance of Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance," and (ii) any payment or distribution of assets of such Issuer or such Guarantor of any kind or character from any source, whether in cash, property or securities, other than Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance," to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in cash or Cash Equivalents on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

        In the event that, notwithstanding the foregoing, any payment or distribution of assets (other than, where applicable, Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

        No provision contained in the Indenture or the Notes will affect the obligation of the Issuers and the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest and Liquidated Damages on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

        As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Issuers or a marshalling of assets or liabilities of the Issuers, Holders of the Notes may receive ratably less than other creditors. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, the Issuers and its Subsidiaries can incur. See "Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

Certain Bankruptcy Limitations

        Each Issuer is a holding company, conducting all its business through Subsidiaries, which have guaranteed or will guarantee the Issuers' obligations with respect to the Notes, and Unrestricted Subsidiaries. Holders of the Notes will be direct creditors of each Guarantor by virtue of its guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its guarantee may be subject to review and avoidance under state, United States Federal or foreign fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it received in the issuance of the Notes. The obligations of each Guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See "Risk Factors—The guarantees may not be enforceable because of fraudulent conveyance laws."

        If the obligations of a Guarantor under its guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

Optional Redemption

        The Issuers will not have the right to redeem any Notes prior to October 1, 2010 (other than out of the Net Cash Proceeds of a Qualified Equity Offering, as described in the next following paragraph, or pursuant to a Required Regulatory Redemption or an Optional Tax Redemption). The Notes will be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after October 1, 2010 upon not less than 30 days' nor more than 60 days' notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing October 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date:

Year	Percentage
2010	103.375%
2011	102.250%
2012	101.125%
2013 and thereafter	100.000%

        On or prior to October 1, 2008, upon one or more Qualified Equity Offerings, we may redeem up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture within 60 days of such Qualified Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such Qualified Equity Offering, at 106.75% of the principal amount thereof (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), together with accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption.

Required Regulatory Redemption

        If a Holder or a beneficial owner of a Note is required by any Gaming Authority to be found suitable to hold the Notes, the Holder shall apply for a finding of suitability within 30 days after a Gaming Authority requests or sooner if so required by such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a Holder or beneficial owner is required to be found suitable to hold the Notes and is not found suitable by a Gaming Authority, the Holder shall, to the extent required by applicable law, dispose of his Notes within 30 days or within that time prescribed by a Gaming Authority, whichever is earlier. If the Holder fails to dispose of its Notes within such time period, the Issuers may, at their option, redeem the Holder's Notes (a "Required Regulatory Redemption") at, depending on applicable law, (i) the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of the finding of unsuitability by a Gaming Authority, (ii) the amount that such Holder paid for the Notes, (iii) the fair market value of the Notes, (iv) the lowest of clauses (i), (ii) and (iii), or (v) such other amount as may be determined by the appropriate Gaming Authority. See "Risk Factors—We may require you to dispose of your notes or redeem your notes if required by applicable gaming regulations."

Payment of Additional Amounts

        The Issuers will, subject to certain limitations and exceptions (as set forth below), pay to each Holder such amounts (the "Additional Amounts") as may be necessary in order that every net payment or deemed payment of (i) principal, premium, Liquidated Damages and interest, if any, with respect to a Note, or (ii) net proceeds on the sale or exchange of a Note, each after deduction or withholding for or on account of any taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of The Bahamas or any authority thereof or therein having power to tax, will result in the receipt by the Holders of the amounts that would have been received by them had no such deduction or withholding been required; provided, however, that no such Additional Amounts shall be payable in respect of any Note for:

  (1)
  any tax, duty, assessment, or other governmental charge which would not have been imposed but for the fact that such Holder:

  (a)
  is a resident, domiciliary or national of, or engaged in business or maintains a permanent establishment or was physically present in, The Bahamas or any political subdivision thereof or therein or otherwise has some connection with The Bahamas other than the mere ownership of, or receipt of payment under, such Note;

  (b)
  presented such Note for payment in The Bahamas or any political subdivision thereof or therein, unless such Note could not have been presented for payment elsewhere; or

  (c)
  presented such Note for payment more than 30 days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional

      Amounts if it had presented such Note for payment on any day within such period of 30 days;

  (2)
  any estate, inheritance, gift, sales, transfer, or similar tax, assessment or other governmental charge or any taxes, duties, assessments or other governmental charges that are payable otherwise than by deduction or withholding from payments on the Notes;

  (3)
  any tax, duty, assessment, or other governmental charge imposed on a Holder that is not the beneficial owner of a Note to the extent that the beneficial owner would not have been entitled to the payment of Additional Amounts had the beneficial owner directly held the Note; or

  (4)
  any combination of items (1), (2) and (3).

        Whenever there is mentioned, in any context, the payment of the principal of or any premium or interest on, or in respect of, any Note or the net proceeds received on the sale or exchange of any Note, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.

        Without limiting a Holder's right to receive payment of Additional Amounts, in the event that Additional Amounts actually paid with respect to the Notes are based on rates of deduction or withholding of Bahamian taxes in excess of the appropriate rate applicable to the Holder of such Notes and, as a result thereof, such Holder of Notes is entitled to make a claim for a refund or credit of such excess, then such Holder of Notes shall, by accepting the Notes and receiving a payment of Additional Amounts, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Issuers. By making such assignment, the Holder of Notes makes no representation or warranty that the Issuers will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

Optional Tax Redemption

        The Notes may be redeemed at the option of the Issuers, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided in the Indenture, at any time at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon, plus Liquidated Damages, if any, to the date fixed for redemption if, as a result of any change in or amendment to the laws, treaties, rulings or regulations of The Bahamas, or of any political subdivision or taxing authority thereof or therein, or any change in the official position of the applicable taxing authority regarding the application or interpretation of such laws, treaties, rulings or regulations (including a holding, judgment or order of a court of competent jurisdiction) or any execution thereof or amendment thereto, which is enacted into law or otherwise becomes effective after the date of this prospectus, either Issuer is or would be required on the next succeeding interest payment date to pay Additional Amounts on the Notes as a result of the imposition of a Bahamian tax and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Issuers which do not cause the Issues to incur any material costs. The Issuers shall also pay to holders on the redemption date any Additional Amounts then due and which will become due as a result of the redemption or would otherwise be payable.

        Prior to the publication of any notice of redemption in accordance with the foregoing, the Issuers shall deliver to the Trustee an officer's certificate stating that (i) the payment of Additional Amounts cannot be avoided by the use of any reasonable measures available to the Issuers which do not cause the Issuers to incur any material costs and (ii) the Issuers are entitled to effect such redemption based on the written, substantially unqualified opinion of counsel, which counsel shall be reasonably acceptable to the Trustee, that the Issuers have or will become obligated to pay Additional Amounts as a result of such change or amendment. The notice, once delivered by the Issuers to the Trustee, will be irrevocable.

Selection and Notice

        In the case of a partial redemption (other than a Required Regulatory Redemption), the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

        The Notes will not have the benefit of any sinking fund.

        Except as required by a Gaming Authority with respect to a Required Regulatory Redemption, notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Issuers default in the payment thereof.

Certain Covenants

        Set forth below are certain covenants contained in the Indenture. During any period of time that (i) the Notes have Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under the Indenture with respect to the Notes, the Issuers and their Subsidiaries will not be subject to the provisions of the Indenture with respect to the Notes described below under "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," "—Limitation on Restricted Payments," "—Limitation on Sale of Assets and Subsidiary Stock" and clause (iii) of the first paragraph of the covenant described under "—Limitation on Merger, Consolidation or Sale of Kerzner International" (collectively, the "Suspended Covenants"). In the event that the Issuers and their Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, either of the Rating Agencies withdraws its rating or assigns the Notes a rating below the required Investment Grade Ratings, then the Issuers and their Subsidiaries will thereafter again be subject to the Suspended Covenants.

Repurchase of Notes at the Option of the Holder upon a Change of Control

        The Indenture provides that in the event that a Change of Control Triggering Event has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Issuers (the "Change of Control Offer"), to require the Issuers to repurchase all or any part of such Holder's Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 45 Business Days after the occurrence of such Change of Control Triggering Event, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 20 Business Days following a Change of Control Triggering Event and shall remain open for at least 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Issuers promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

        As used herein, a "Change of Control Triggering Event" shall be deemed to occur if either of the Rating Agencies shall downgrade or withdraw their rating of the Notes as a result of or, in any case, within 90 days of, a Change of Control. A "Change of Control" means (i) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets, on a consolidated basis, of Kerzner International in one transaction or a series of related transactions (in each case other than to a person that is a Permitted Holder); (ii) any merger or consolidation of Kerzner International with or into any person if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than one or more Permitted Holders) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the surviving entity or entities; (iii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) (other than one or more Permitted Holders) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of Kerzner International then outstanding normally entitled to vote in elections of directors; (iv) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of Kerzner International (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Kerzner International was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Kerzner International then in office; or (v) the adoption of a plan relating to the liquidation or dissolution of Kerzner International.

        On or before the Change of Control Purchase Date, the Issuer will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Issuers. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Issuers to the Holder thereof. The Issuers publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The phrase "all or substantially all" of the assets of Kerzner International will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of Kerzner International has occurred.

        The Issuers' ability to pay such purchase price is, and may in the future be, limited by the terms of the Credit Agreement, as the same may be amended or other agreements relating to Senior Debt. The occurrence of certain of the events that would constitute a Change of Control may constitute a default under the Credit Agreement, as the same may be amended. Future indebtedness of the Issuers may contain prohibitions of certain events that would constitute a Change of Control or require the Issuers to offer to redeem such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of Notes of their right to require the Issuers to purchase the Notes could cause a default under such future indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Issuers. Finally, the Issuers' ability to pay cash to Holders of Notes upon a purchase may be limited by the Issuers' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

        Any Change of Control Offer will be made in compliance with any and all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and any and all other applicable United States Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth below in this covenant, the Issuers and the Guarantors will not, and will not permit any of their Subsidiaries to, individually or collectively, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), except Permitted Indebtedness.

        Notwithstanding the foregoing, if:

  (i)
  no Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock, and

  (ii)
  on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of Kerzner International for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to l (the "Debt Incurrence Ratio"), then the Issuers and the Guarantors may incur such Indebtedness or Disqualified Capital Stock.

        Acquired Indebtedness shall be deemed to have been incurred at the time the person who incurred such Indebtedness becomes a Subsidiary of the Issuers (including upon designation of any Unrestricted Subsidiary or other person as a Subsidiary) or is merged with or into or consolidated with either of the Issuers or a Subsidiary of either of the Issuers, as applicable. Upon each incurrence of Indebtedness, the Issuers may designate pursuant to which provision of this covenant (including pursuant to which clause of the definition of "Permitted Indebtedness") such Indebtedness is being incurred and the Issuers may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant.

Limitation on Restricted Payments

        The Indenture provides that the Issuers and the Guarantors will not, and will not permit any of their Subsidiaries to, individually or collectively, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (i) a Default or an Event of Default shall have occurred and be continuing or (ii) Kerzner International is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        The immediately preceding paragraph, however, will not prohibit: (1) a Qualified Exchange, (2) the payment of any dividend on Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions, (3) the redemption or repurchase of any Capital Stock or Indebtedness of the Issuers or its Subsidiaries (other than Capital Stock or Indebtedness held by Permitted Holders), if the holder or beneficial owner of such Capital Stock or Indebtedness is required to be found suitable by any Gaming Authority to own or vote any such security and is found unsuitable by any such Gaming Authority to so own or vote such security, (4) any Investment Guarantee Payments, and (5) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors of Kerzner International, unless stated otherwise, at the time made or returned, as applicable.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that the Issuers and Guarantors will not, and will not permit any of their Subsidiaries to, individually or collectively, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of Kerzner International, KINA or such Guarantors to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, Kerzner International, KINA the Guarantors or any Subsidiary of any of them, or to guaranty the Notes, except (a) restrictions imposed by the Notes or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking pari passu with the Notes or the Guarantees, as applicable, provided that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes, (b) restrictions imposed by applicable law, (c) any restriction imposed by Indebtedness incurred under the Credit Agreement or other Senior Debt of the Issuers incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided that such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date, (d) any restriction imposed by Indebtedness incurred by any Guarantor pursuant to the covenants "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and "Limitation on Layering of Indebtedness"; provided, that a majority of the members of the Board of Directors of the Issuers and such Guarantor shall have determined in good faith that (i) such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date or (ii) such restriction or requirement will not, individually or together with such other restrictions or requirements imposed on any other Guarantor, be reasonably expected to result (except upon a default or event of default under such Indebtedness) in the Issuers not having sufficient funds to make scheduled payments of cash interest on the Notes when due, (e) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by Kerzner International or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (f) restrictions with respect solely to a Subsidiary of Kerzner International imposed pursuant to a binding agreement that has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary that are being sold, (g) restrictions on transfer contained in FF&E Indebtedness incurred pursuant to paragraph (c) of the definition of "Permitted Indebtedness," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such FF&E Indebtedness, and (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c), (d) or (e) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease, license or contract entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

Limitation on Layering Indebtedness

        The Indenture provides that the Issuers and the Guarantors will not, individually or collectively, directly or indirectly, incur, or suffer to exist any Indebtedness that is, or by its terms may become, subordinate in right of payment to any other Indebtedness of either Issuer or any Guarantor, unless such Indebtedness, by its terms, is subordinated in right of payment to, or ranks pari passu with, the Notes or the Guarantees, as applicable.

Limitation on Liens Securing Indebtedness

        The Indenture provides that the Issuers and the Guarantors will not, and will not permit any of their Subsidiaries to, individually or collectively, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any Indebtedness of the Issuers, the Guarantors or any of their Subsidiaries other than Senior Debt, unless the Issuers and Guarantors each provide, and cause their Subsidiaries to provide, concurrently therewith, that the Notes are equally and ratably so secured, provided that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that the Issuers and the Guarantors will not, and will not permit any of their Subsidiaries to, individually or collectively, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (in the case of KINA, a Guarantor or a Subsidiary of Kerzner International or KINA), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of Kerzner International, including KINA, whether by Kerzner International, KINA or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of Kerzner International, including KINA, and including any sale and leaseback transaction (an "Asset Sale"), unless (i)(a) within 360 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of the Notes and other Indebtedness of the Issuers on a parity with the Notes with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) pursuant to an irrevocable, unconditional cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price of 100% of principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) with respect to each such series of Indebtedness (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment, made within 540 days of such Asset Sale or (b) within 540 days following such Asset Sale, the Asset Sale Offer Amount is (1) invested in assets and property (other than notes, bonds, obligation and securities) which in the good faith judgment of the Board of Directors of Kerzner International will immediately constitute or be a part of a Related Business of Kerzner International, KINA or such Subsidiary (if it continues to be a Subsidiary) immediately following such investment or (2) used to permanently reduce Senior Debt (provided that in the case of a revolving loan agreement or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), (ii) no more than the greater of (A) $20.0 million or (B) 15% of the total consideration for such Asset Sale or series of related Asset Sales consists of consideration other than cash or Cash Equivalents; provided, however, that more than 15% of the total consideration may consist of consideration other than cash or Cash Equivalents if (A) the portion of such consideration that does not consist of cash or Cash Equivalents consists of assets of a type ordinarily used in the operation of a Related Business (including Capital Stock of a person that becomes a wholly owned Subsidiary and that holds such assets) to be used by the Issuers or a Subsidiary in the conduct of a Related Business and (B) the terms of such Asset Sale have been approved by a majority of the members of the Board of Directors of Kerzner International having no personal stake in such transaction, (iii) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale, and (iv) if the value of the assets disposed of is at least $20.0 million, the Board of Directors of Kerzner International determines in good faith that Kerzner International or such Subsidiary, as applicable, receives fair market value for such Asset Sale (as evidenced by a resolution of the Board of Directors). Pending the final application of any Net Cash Proceeds, the Issuers may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

        The Indenture provides that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (i) above (the "Excess Proceeds") exceeds $50.0 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Issuers shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the applicable Asset Sale Offer Price (together with accrued and unpaid interest and Liquidated Damages, if any). To the extent that the aggregate amount of Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Issuers may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (ii) above, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Senior Debt assumed by a transferee which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date or permitted pursuant to clause (a) or (c) of the definition of Permitted Indebtedness (including that in the case of a revolving loan agreement or similar arrangement that makes credit available, such commitment is so reduced by such amount), (b) FF&E Indebtedness secured solely by the assets sold and assumed by a transferee and (c) property that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents.

        Notwithstanding the foregoing provisions of the prior paragraph:

  (i)
  Kerzner International and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

  (ii)
  Kerzner International and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the provisions of the covenant "Limitation on Merger, Sale or Consolidation of Kerzner International";

  (iii)
  Kerzner International and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of Kerzner International or such Subsidiary, as applicable;

  (iv)
  Kerzner International and any of its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to Kerzner International or any Guarantor; and

  (v)
  Kerzner International may sell certain non-strategic real estate on Paradise Island and any of the real estate it or any of its Subsidiaries owns as of the Issue Date in Atlantic City.

        All Net Cash Proceeds from an Event of Loss shall be invested, used for prepayment of Senior Debt, or used to repurchase Notes, all within the period and as otherwise provided above in clauses (i)(a) or (i)(b) of the first paragraph of this covenant.

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable United States Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the compliance by the Issuers or any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

Limitation on Transactions with Affiliates

        The Indenture provides that none of the Issuers nor any of their Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to Kerzner International or such Subsidiary, as applicable, and no less favorable to Kerzner International or such Subsidiary, as applicable, than could have been obtained in an arm's length transaction with a non-Affiliate and (ii) if involving consideration to either party in excess of $20.0 million, unless such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $50.0 million, unless in addition to the foregoing Kerzner International, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to Kerzner International from a financial point of view from an independent investment banking firm of national reputation.

Limitation on Payments for Consent

        The Indenture provides that none of the Issuers nor any of their Subsidiaries or Unrestricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement, which solicitation documents must be mailed to all Holders of the Notes prior to the expiration of the solicitation.

Limitation on Merger, Sale or Consolidation of Kerzner International

        The Indenture provides that Kerzner International will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another person or group of affiliated persons or adopt a Plan of Liquidation, unless (i) either (a) Kerzner International is the resulting surviving or transferee entity (the "Successor Company") or (b) the Successor Company or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation, is a corporation organized under the laws of the Commonwealth of The Bahamas, any member country of the European Union, Canada or the

United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of Kerzner International in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (iii) immediately after giving effect to such transaction on a pro forma basis, the Successor Company or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of Kerzner International or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which Kerzner International is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and (except in the case of a lease or any transfer of substantially all (but less than all) of the assets of Kerzner International) be substituted for, and may exercise every right and power of, Kerzner International under the Indenture with the same effect as if such successor corporation had been named therein as Kerzner International and (except in the case of a lease or any transfer of substantially all (but less than all) of the assets of Kerzner International) Kerzner International shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries of Kerzner International, including KINA, shall be deemed to be the transfer of all or substantially all of the properties and assets of Kerzner International if the interest of Kerzner International in the properties and assets of such Subsidiary or Subsidiaries constitutes all or substantially all of the properties and assets of Kerzner International.

Limitation on Merger, Sale or Consolidation of KINA

        The Indenture provides that KINA will not consolidate or merge with or into (whether or not KINA is the surviving person) another person (other than Kerzner International or a Guarantor) unless (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than KINA) expressly assumes all the obligations of KINA pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing. Any person that expressly assumes all the obligations of KINA pursuant to a supplemental indenture as provided in the foregoing, shall succeed to, and be substituted for, and may exercise every right and power of KINA under the Indenture with the same effect as if such successor corporation had been named herein as KINA.

        Notwithstanding the foregoing, upon the sale or disposition (whether by merger, stock purchase, or otherwise) of KINA in its entirety to an entity which is not a Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock"), KINA shall be released from the obligations under the Securities and the Indenture except with respect to any obligations that arise from, or are related to, such transaction; provided, however, that any such termination shall occur only to the extent that all obligations of KINA under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of Kerzner International or any of its Subsidiaries shall also terminate upon such release, sale or transfer."

Future Subsidiary Guarantors

        The Indenture provides that all present and future Subsidiaries of either Issuer (including any Unrestricted Subsidiary upon being designated a Subsidiary) will jointly and severally guaranty irrevocably and unconditionally all principal, premium, if any, and interest on the Notes on a senior subordinated basis. The term Subsidiary does not include Unrestricted Subsidiaries.

Release of Guarantors

        The Indenture provides that no Guarantor shall consolidate or merge with or into (whether or not such Guarantor is the surviving person) another person (other than either Issuer or another Guarantor) unless (i) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such person shall unconditionally guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's guarantee and the Indenture on the terms set forth in the Indenture; and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.

        Notwithstanding the foregoing, upon the sale or disposition (whether by merger, stock purchase, or otherwise) of a Guarantor in its entirety to an entity which is not a Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any Indebtedness of either Issuer or any of their Subsidiaries shall also terminate upon such release, sale or transfer.

Limitation on Status as Investment Company

        The Indenture prohibits Kerzner International and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

        The Indenture provides that whether or not Kerzner International is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Kerzner International shall deliver to the Trustee and to each Holder within 15 days after it is or would have been (if it were subject to such reporting obligations) required to furnish such with the SEC, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC, if Kerzner International were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by Kerzner International's certified independent public accountants as such would be required in such reports to the SEC, and, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Exchange Act or the SEC, file with the SEC the annual, quarterly and other reports which it is or would have (if it were subject to such reporting obligations) been required to file with the SEC.

Events of Default and Remedies

        The Indenture defines an Event of Default as (i) the failure by the Issuers to pay any installment of interest or Liquidated Damages, if any, on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Issuers to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, whether or not prohibited by the subordination provisions of the Indenture, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by either of the Issuers or any of their Subsidiaries otherwise to comply with the covenants described under "Certain Covenants—Repurchase of Notes at the Option of the Holder upon a Change of Control," "—Limitation on Sale of Assets and Subsidiary Stock" and "—Limitation on Merger, Sale or Consolidation of Kerzner International," (iv) (A) failure by either of the Issuers or any of their Subsidiaries to observe or perform any other covenant or agreement described under "Certain Covenants" (except as provided in clauses (i), (ii) and (iii) above) and the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, or (B) failure by either of the Issuers or any of their Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture (except as provided for in clauses (i), (ii), (iii) and (iv)(A) above) and the continuance of such failure for 60 days after written notice is given to the Issuers by the Trustee or the Issuers and the Trustee by the Holders of at least 25% in aggregate principal amount of Notes outstanding, (v) certain events of bankruptcy, insolvency or reorganization in respect of either of the Issuers or any of their Significant Subsidiaries, (vi) a default in Indebtedness of either of the Issuers or any of their Subsidiaries with an aggregate principal amount in excess of $20.0 million (a) resulting from the failure to pay any principal at final stated maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity, and (vii) final unsatisfied judgments not covered by insurance aggregating in excess of $20.0 million, at any one time rendered against either of the Issuers or any of their Subsidiaries and either (a) the commencement by any creditor of any enforcement proceeding upon any such judgment that is not promptly stayed or (b) such judgment is not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (v), above, relating to either of the Issuers or any of their Significant Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuers (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal and premium, if any, determined as set forth below, and accrued and unpaid interest and Liquidated Damages, if any, thereon to be due and payable immediately; provided, however, that if any Senior Debt is outstanding pursuant to the Credit Agreement, such acceleration shall not be effective until the earlier of (x) the fifth Business Day after the giving to Kerzner International and the Representative of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the Credit Agreement. If an Event of Default specified in clause (v) above relating to either of the Issuers or any of their Significant Subsidiaries occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest and Liquidated Damages on the Notes that have become due solely by such acceleration, have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that the Issuers may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes and Guarantees, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust funds; (ii) the Issuers' obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment of money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Issuers' obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, non-payment of guarantees, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes. The Issuers may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Trustee must have, for the benefit of the Holders of Notes, a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Issuers has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such Legal Defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no

Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which either of the Issuers or any of their Subsidiaries is a party or by which either of the Issuers or any of their Subsidiaries is bound; (vi) the Issuers shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of hindering, delaying or defrauding any other creditors of the Issuers or others; and (vii) the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

        If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Issuers under the Indenture will be revived and no such defeasance will be deemed to have occurred.

Amendments and Supplements

        The Indenture contains provisions permitting the Issuers, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Issuers, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Issuers to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

No Personal Liability of Partners, Stockholders, Officers, Directors

        The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Issuers, the Guarantors or any successor entity shall have any personal liability in respect of the obligations of the Issuers or the Guarantors under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is an Issuer or a Guarantor.

Registration Rights

        We have filed the registration statement of which this prospectus forms a part and are conducting the exchange offer in accordance with our obligations under the Registration Rights Agreement. Following the exchange offer, if you did not tender your Original Notes you generally will not have any further registration rights (subject to limited exceptions), and such Original Notes will continue to be subject to certain transfer restrictions. See "Risk Factors—If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid."

        Holders of the New Notes are not entitled to any registration rights with respect to the New Notes, except for in limited circumstances.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture, all supplemental indentures thereto and the Registration Rights Agreement without charge by writing to Kerzner International Limited, Coral Towers, Paradise Island, Bahamas (attention: General Counsel).

Book-Entry, Delivery and Form

        The New Notes will be represented by one or more notes in registered global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depositary Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC. Neither we nor the initial purchasers take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company, organized under the laws of the State of New York. It is a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing agency" registered pursuant to Section 17A of the Exchange Act. It was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participant or the Indirect Participant. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the account of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge or transfer such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable Global Note for all purposes under the indentures governing the notes. Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder.

        Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture governing the notes or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action from holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

        Payments in respect of the principal of, and interest and premium and liquidated damages, if any, on a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of us, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for payment of such amounts to owners of beneficial interests in any of the Global Notes (including principal, premium, if any, additional interest, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in any of the Global Notes will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

        DTC has advised us that it will take any action permitted to be taken by a Holder of notes only at the direct or one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participant has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilities transfers of interests in the Global Notes among participants in DTC they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us nor the Trustee nor any of our or their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

  (1)
  We notify the Trustee in writing that DTC is no longer willing or able to continue as depositary for the Global Notes and we fail to appoint a successor depositary or DTC has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days of such notice or cessation;

  (2)
  we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes under the indenture governing the notes;

  (3)
  there has occurred and is continuing an Event of Default with respect to the notes; or

  (4)
  upon the occurrence of certain other events as provided in the indenture governing the notes.

        Then, upon surrender by DTC of the Global Notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. In all case, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered by the Trustee in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

        Neither the company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of either of the Issuers or is merged or consolidated into or with either of the Issuers or any of their Subsidiaries.

        "Acquisition" means the purchase or other acquisition of any person or all or substantially all the assets of any person by any other person, or the acquisition of assets that constitute all or substantially all of an operating unit of business, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

        "Affiliate" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with Kerzner International. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided that, with respect to ownership interest in Kerzner International and its Subsidiaries a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

        "Allowed Non-Recourse Indebtedness" means Indebtedness (a) as to which neither of the Issuers nor any of their Subsidiaries (1) provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any Indebtedness of the Issuers or any of their Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

        "Beneficial Owner" or "beneficial owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or the New York Stock Exchange are authorized or obligated by law or executive order to close.

        "Capitalized Lease Obligation" means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

        "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not otherwise itself capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

        "Cash Equivalent" means (a) (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million or (iii) commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (i), (ii) and (iii) above maturing within one year after the date of acquisition or (b) shares of money market mutual funds or similar funds having assets in excess of $500.0 million.

        "Consolidated Coverage Ratio" of any person on any date of determination (a "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence or repayment of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than Indebtedness incurred under any revolving credit facility) shall be assumed to have occurred on the first day of such Reference Period and (iv) the Consolidated Fixed Charges of such person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date had been the applicable rate for the entire period, unless such person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

        "Consolidated EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense, (ii) Consolidated depreciation and amortization expense, provided that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of such person in such Subsidiary, (iii) Consolidated Fixed Charges, less any non-cash interest income, and (iv) consolidated preopening expenses.

        "Consolidated Fixed Charges" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of preferred stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries) other than dividends payable solely in shares of Qualified Capital Stock. For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Kerzner International to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty (excluding any Investment Guarantee, but including any interest expense or comparable debt service payments with respect to any Investment Guarantee Indebtedness to the extent such Investment Guarantee Indebtedness is being serviced by such person or any Subsidiary of such person) by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Net Income" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains or losses which are either extraordinary (as determined in accordance with GAAP), unusual or non-recurring (including any gain or loss from the sale or other disposition of assets or currency transactions outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any person, other than a Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's pro rata share of such person's net income for such period, (c) the net income or loss of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, except for restrictions under the Credit Agreement, and (e) the cumulative effect of a change in accounting principles.

        "Consolidated Net Worth" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries.

        "Consolidated Subsidiary" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.

        "Credit Agreement" means the Fifth Amended and Restated Credit Agreement, dated as of July 7, 2004, among Kerzner International, Kerzner International North America, Inc. and Kerzner International Bahamas Limited, as the borrowers and the guarantors, various financial institutions, as the lenders, JPMorgan Chase Bank, N.A., as the administrative agent, Deutsche Bank Securities Inc. and Wells Fargo Bank N.A., as the co-syndication agents, Bank of America, N.A. and Bear Stearns Corporate Lending Inc., as the co-documentation agents, as amended by that certain First Amendment to Credit Agreement, dated as of February 15, 2005, among Kerzner International, Kerzner International Bahamas Limited and Kerzner International North America, Inc. and certain lenders party thereto, providing for a revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations entered into for bona fide hedging purposes and not entered into for speculative purposes with lenders party to the Credit Agreement or their affiliates and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement (i) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of Kerzner International and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date such Indebtedness is incurred it would not be prohibited by the provisions of the covenant described above under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof in a manner not prohibited by the terms hereof.

        "Disqualified Capital Stock" means (i) except as set forth in (ii), with respect to any person, Equity Interests of such person that, by their terms or by the terms of any security into which they are convertible, exercisable or exchangeable, are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (ii) with respect to any Subsidiary of such person (other than the Guarantors), any Equity Interests other than any common equity with no preference, privileges, or redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Issuers to repurchase such Equity Interests upon the occurrence of a change of control or with the proceeds of an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Issuers may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Issuers' purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Repurchase of Notes at the Option of the Holder upon a Change of Control" and "Limitation on Sale of Assets and Subsidiary Stock," as applicable.

        "Equity Interest" of any person means any shares, interests, participations or other equivalents (however designated) in such person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such person.

        "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

        "Exempted Affiliate Transaction" means (i) any transaction solely between or among the Issuers, the Guarantors and/or any of the Issuers' wholly owned Subsidiaries, (ii) payment of reasonable directors' fees and indemnity provided on behalf of officers, directors or employees of the Issuers or any of their Subsidiaries in connection with the performance by such persons of their duties as officers, directors or employees of the Issuers or such Subsidiaries, (iii) any indemnification or employment agreements or arrangements and benefit plans or arrangements, and any transactions contemplated by any of the foregoing relating to compensation and employee benefits matters, in each case in respect of employees, officers or directors entered into by the Issuers or any of their Subsidiaries in the ordinary course of business in connection with the performance by such persons of their duties as officers, directors or employees of the Issuers or such Subsidiaries, which shall have, in each case, been approved by a majority of the members of the Board of Directors that are disinterested in respect of such agreements or arrangements or in such transactions, and (iv) any loans to employees, officers or directors made by the Issuers or any of their Subsidiaries in the ordinary course of business, which shall have, in each case, been approved by a majority of the members of the Board of Directors that are disinterested.

        "FF&E Indebtedness" means any Indebtedness of a person to any seller or other person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) or improvement of any Gaming Facility or hotel or gaming or hotel related fixtures, furniture or equipment which is directly related to a Related Business of Kerzner International and which is incurred concurrently with such acquisition and is secured only by the assets so financed.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Public Company Accounting Oversight Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

        "Gaming Authority" means any regulatory body responsible for a gaming license held by Kerzner International or a Subsidiary of Kerzner International or any agency (including, without limitation, any agency established by a United States Federally-recognized Indian tribe to regulate gaming on such tribe's reservation) which has, or may at any time after the Issue Date have, jurisdiction over the gaming activities of the Issuers or any of their Subsidiaries or any successor to such authority.

        "Gaming Facility" means any gaming or parimutuel wagering establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship, and equipment.

        "Indebtedness" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such person to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily trade payables to trade creditors, (b) all liabilities and obligations, contingent or otherwise, of such person (i) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (ii) relating to any Capitalized Lease Obligation, or (iii) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (c) all net obligations of such person under Interest Swap and Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person, (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (e), whether or not between or among the same parties, and (f) all Disqualified Capital Stock of such person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). Notwithstanding the foregoing, (1) an Investment Guarantee shall not constitute Indebtedness and (2) Investment Guarantee Indebtedness shall constitute Indebtedness. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, in the case of any other Indebtedness.

        "Interest Swap and Hedging Obligation" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any person in any other person means (without duplication) (a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement to make any such acquisition; (b) the making by such person of any deposit with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than (i) guarantees of Indebtedness of Kerzner International or any Subsidiary to the extent permitted by the covenants "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and "Limitation on Layering Indebtedness" and (ii) Investment Guarantees, the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person; (e) the designation by the Board of Directors of Kerzner International of any person to be an Unrestricted Subsidiary; and (f) the making by such person or any Subsidiary of such person of any Investment Guarantee Payment. Kerzner International shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither Kerzner International nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from Kerzner International or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's (or any successor to the rating agency business thereof) or BBB- (or the equivalent) by S&P (or any successor to the rating agency business thereof).

        "Investment Grade Status" means any time at which the ratings of the Notes by both Moody's (or any successor to the rating agency business thereof) and S&P (or any successor to the rating agency business thereof) are Investment Grade Ratings.

        "Investment Guarantee" means (1) any guarantee (with full rights of subrogation), directly or indirectly, by the Issuers or any Guarantor of Indebtedness of a Permitted Joint Venture, (2) any guarantee (with full rights of subrogation), directly or indirectly, by the Issuers or any Guarantor of Indebtedness of any person to whom any of the Issuers or any of the Guarantors provide management services pursuant to a Management Services Agreement, which Indebtedness matures by its terms prior to the time (if any) that such Management Services Agreement is scheduled to expire, (3) any guarantee (with full rights of subrogation), directly or indirectly, by the Issuers or any Guarantor of Indebtedness of any person to whom any of the Issuers, any of the Guarantors or TCA provides management services or development services pursuant to a Native American Services Agreement, which Indebtedness matures by its terms prior to the time (if any) that such Native American Services Agreement is scheduled to expire, or (4) any direct or indirect completion guarantee by the Issuers or any Guarantor, which terminates or expires by its terms prior to the time (if any) that the applicable

Native American Services Agreement is scheduled to expire, in connection with any development services or management services provided by any of the Issuers, any of the Guarantors or TCA, as applicable, pursuant to such Native American Services Agreement; provided that in the case of each of (1), (2), (3) and (4), at the time such guarantee is incurred or such completion guarantee is entered into, the Issuers and the Guarantors are permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant described above under "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

        "Investment Guarantee Indebtedness" of any Issuer or Guarantor means any Indebtedness of another person guaranteed by such Issuer or Guarantor pursuant to an Investment Guarantee, on and after the time such Issuer or Guarantor makes any interest or comparable debt service payment with respect to such guaranteed Indebtedness.

        "Investment Guarantee Payments" means, without duplication, (1) any payments made pursuant to any Investment Guarantee, or (2) the full amount of any Investment Guarantee if, at any time, the person whose Indebtedness is guaranteed by such Investment Guarantee ceases to constitute a Permitted Joint Venture as a result of a decline in the Issuers' or Guarantor's ownership interest to less than 35% as a result of a sale, transfer or other disposition of Capital Stock of such person by the Issuer or such Guarantor, or (3) the full amount of any Investment Guarantee if, at any time, the Management Services Agreement or Native American Services Agreement with respect to the person whose Indebtedness is guaranteed by such Investment Guarantee is terminated without a concurrent replacement thereof that has an expiration after the maturity of all Indebtedness of such person guaranteed by any of the Issuers or any of the Guarantors.

        "Issue Date" means September 22, 2005, the date of first issuance of any Notes under the Indenture.

        "Junior Security" means any Qualified Capital Stock and any Indebtedness of an Issuer or a Guarantor, as applicable, that (i) is subordinated in right of payment to Senior Debt of such Issuer or Guarantor, as applicable, at least to the same extent as the Notes or the Guarantees, as applicable, (ii) has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes, (iii) does not have covenants or default provisions materially more beneficial to the holders of the Notes than those in effect with respect to the Notes on the Issue Date and (iv) was authorized by an order or decree of a court of competent jurisdiction that gave effect to (and states in such order or decree that effect has been given to) the subordination of such securities to all Senior Debt of the applicable Issuer or Guarantor, as applicable, not paid in full in cash or Cash Equivalents in connection with such reorganization; provided that all such Senior Debt is assumed by the reorganized corporation and the rights of the holders of any such Senior Debt are not, without the consent of such holders, altered by such reorganization, which consent shall be deemed to have been given if the holders of such Senior Debt, individually or as a class, shall have approved such reorganization.

        "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

        "Management Services Agreement" means any written agreement (other than a Native American Services Agreement) pursuant to which the Issuers or any of the Guarantors provide or will provide management services in connection with a Gaming Facility and/or a hotel facility and related amenities.

        "Moody's" means Moody's Investor Services, Inc.

        "Native American Services Agreement" means any written agreement pursuant to which the Issuers, any of the Guarantors or TCA provides or will provide development services or management services in connection with a Gaming Facility operated by a Native North American Tribe or agency or instrumentality thereof, provided that such Issuer or Guarantor or TCA has obtained a customary opinion from outside counsel that such agreement is enforceable.

        "Net Cash Proceeds" means the aggregate amount of Cash or Cash Equivalents received by Kerzner International in the case of a sale of Qualified Capital Stock and by Kerzner International and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of Kerzner International that were issued for cash on or after the Issue Date, the amount of cash originally received by Kerzner International upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by Kerzner International) of income, franchise, sales and other applicable taxes required to be paid by Kerzner International or any of its Subsidiaries in connection with such Asset Sale.

        "Non-Recourse Indebtedness" means Indebtedness of a person to the extent that under the terms thereof or pursuant to applicable law (i) no personal recourse shall be had against such person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and (ii) enforcement of obligations on such Indebtedness is limited only to recourse against interests in property purchased with the proceeds of the incurrence of such Indebtedness and as to which none of the Issuers or any of their Subsidiaries provides any credit support or is liable.

        "Permitted Holder" means Solomon Kerzner, his immediate family or a trust or similar entity existing solely for his benefit or for the benefit of his immediate family.

        "Permitted Indebtedness" means Indebtedness incurred as follows:

  (a)
  the Issuers and the Guarantors may incur Indebtedness (i) pursuant to the Credit Agreement up to an aggregate principal amount outstanding pursuant to this clause (a) at any time of $900.0 million (excluding any amounts with respect to Interest Swap and Hedging Obligations), minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale and (ii) the Issuers and the Guarantors may incur Indebtedness with respect to Interest Swap and Hedging Obligations entered into for bona fide hedging purposes and not entered into for speculative purposes;

  (b)
  the Issuers and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees and represented by the Indenture up to the amounts issued on the Issue Date;

  (c)
  the Issuers and the Guarantors may incur FF&E Indebtedness on or after the Issue Date, provided that (i) such FF&E Indebtedness is Non-Recourse Indebtedness and (ii) such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Issuers or any such Guarantor, as applicable, of the property so purchased or leased or the cost of the relevant improvements;

  (d)
  the Issuers and the Guarantors may incur Indebtedness solely in respect of bankers' acceptances and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in their industry;

  (e)
  the Issuers may incur Indebtedness to any wholly owned Subsidiary, and any wholly owned Subsidiary may incur Indebtedness to any other wholly owned Subsidiary or to the Issuers; provided that, in the case of Indebtedness of the Issuers (other than Indebtedness that is required to be pledged to the lenders under the Credit Agreement), such obligations shall be unsecured and subordinated in all respects to the Issuers' obligations pursuant to the Notes, and the date of any event that causes a Subsidiary to no longer be a wholly owned Subsidiary shall be an Incurrence Date;

  (f)
  the Issuers and the Guarantors may incur Investment Guarantee Indebtedness; and

  (g)
  the Issuers and any of their Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (b), (f) and (g) of this definition or incurred under the Debt Incurrence Ratio contained in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or which is outstanding on the Issue Date (after giving effect to the application of proceeds from this offering in the manner described under "Use of Proceeds") so long as such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced or otherwise replaced.

        "Permitted Investment" means (a) any Investment in any of the Notes; (b) any Investment in Cash Equivalents; (c) any Investment in intercompany notes to the extent permitted under clause (e) of the definition of "Permitted Indebtedness"; (d) any Investment in any Guarantor; (e) any Investment in a person in a Related Business who, after such Investment, becomes a Subsidiary of an Issuer and a Guarantor of the Notes; (f) any Investment in any property or assets to be used by an Issuer or a Guarantor in a Related Business; (g) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant "Limitation on Sale of Assets and Subsidiary Stock"; and (h) any Investments solely in exchange for the issuance of Qualified Capital Stock.

        "Permitted Joint Venture" means a person primarily engaged or preparing to engage in a Related Business as to which the Issuers or a Guarantor owns at least 35% of the shares of Capital Stock (including at least 35% of the total voting power thereof) of such person.

        "Permitted Lien" means (a) any Lien securing the Notes; (b) any Lien securing Indebtedness of a person existing at the time such person becomes a Subsidiary or is merged with or into either of the Issuers or a Subsidiary of either of the Issuers or Liens securing Indebtedness incurred in connection with an Acquisition, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (c) any Lien in favor of either of the Issuers or any Guarantor; and (d) any Lien arising from FF&E Indebtedness permitted to be incurred under clause (c) of the definition of "Permitted Indebtedness," provided such Lien relates solely to the property which is subject to such FF&E Indebtedness.

        "Qualified Capital Stock" means any Capital Stock of Kerzner International that is not Disqualified Capital Stock.

        "Qualified Equity Offering" means (1) an underwritten registered public offering of Ordinary Shares of Kerzner International for cash, other than pursuant to Form S-8 (or any successor thereto) and other than Ordinary Shares of Kerzner International issued pursuant to employee benefit plans or as compensation to employees, and (2) an unregistered offering of Ordinary Shares of Kerzner International for cash resulting in net proceeds to Kerzner International in excess of $50.0 million.

        "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of Kerzner International issued on or after the Issue Date with the Net Cash Proceeds received by Kerzner International from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of Kerzner International outstanding on or issued on or after the Issue Date.

        "Rating Agencies" means S&P and Moody's or any successor to the respective rating agency businesses thereof.

        "Reference Period" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

        "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses, including any premium and defeasance costs, incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (A) such Refinancing Indebtedness of any Subsidiary of Kerzner International shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

        "Related Business" means the gaming or hotel business and other businesses necessary for, or in the good faith judgment of the Board of Directors of Kerzner International, incident to, connected with, arising out of, or developed or operated to permit or facilitate the conduct or pursuit of the gaming or hotel business (including developing or operating sports or entertainment facilities, retail facilities, restaurants, night clubs, transportation and communications services or other related activities or enterprises and any additions or improvements thereto) and potential opportunities in the gaming or hotel business.

        "Representative" means the agent or representative in respect of the lenders party to the Credit Agreement.

        "Restricted Payment" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent or Subsidiary of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or any parent or Subsidiary of such person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or a Subsidiary of such person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such person, other than a Permitted Investment; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an Issuer to the extent payable solely in shares of Qualified Capital Stock of such Issuer; or (ii) any dividend, distribution or other payment to the Issuers by any of their Subsidiaries or by any such Subsidiary to its parent.

        "S&P" means Standard and Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc.

        "Senior Debt" means Indebtedness (including and together with all monetary obligations in respect of the Credit Agreement, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law or which would have accrued but for such filing) of Kerzner International, KINA or any of the Guarantors, as applicable, arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Notes or the applicable Guarantee; provided that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of Kerzner International or any officer, director or employee of Kerzner International or any Subsidiary of Kerzner International (other than Indebtedness that is required to be pledged to the lenders under the Credit Agreement), (b) Indebtedness incurred in violation of the terms of the Indenture including, without limitation, Indebtedness claiming to be subordinated to any other Indebtedness and senior to the Notes, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock, and (e) any liability for taxes owed or owing by Kerzner International, KINA or such Guarantor.

        "Significant Subsidiary" shall have the meaning provided under Regulation S-X under the Securities Act, as in effect on the Issue Date.

        "Stated Maturity," when used with respect to any Note, means October 1, 2015.

        "Subordinated Indebtedness" means Indebtedness of Kerzner International, KINA or a Guarantor that is subordinated in right of payment to the Notes or such Guarantee, as applicable, in any respect or, for purposes of the definition of Restricted Payments only, has a stated maturity on (except for the Notes) or after the Stated Maturity.

        "Subsidiary," with respect to any person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. For the avoidance of doubt, a person that otherwise is not a Subsidiary of another person based on the foregoing shall not be deemed to be a Subsidiary of such person merely because its results of operations are required to be consolidated with Kerzner International solely by virtue of FIN 46R. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of Kerzner International or any Subsidiary of Kerzner International. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of Kerzner International.

        "TCA" means Trading Cove Associates, a Connecticut general partnership and its majority owned subsidiaries, so long as the Issuers or any of the Guarantors maintain at least their ownership interest in the partnership (including priorities, preferences and privileges with respect to distributions or any other payments or voting power) owned on the Issue Date.

        "Unrestricted Subsidiary" means any subsidiary of Kerzner International (other than KINA) that does not own any Capital Stock of, or own or hold any Lien on any property of, Kerzner International or any other Subsidiary of Kerzner International, including KINA, and that shall be designated an Unrestricted Subsidiary by the Board of Directors of Kerzner International; provided that (i) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default, (ii) immediately after giving pro forma effect thereto, Kerzner International could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" and

(iii) at the time of such designation, such Subsidiary has no Indebtedness other than Allowed Non-Recourse Indebtedness. The Board of Directors of Kerzner International may designate any Unrestricted Subsidiary to be a Subsidiary, provided that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a pro forma basis, Kerzner International could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Notwithstanding the foregoing, the Board of Directors of Kerzner International may not designate KIBL or any Subsidiary of KIBL (or any successor to KIBL's or its Subsidiaries' business or assets that is majority owned or controlled by Kerzner International) to be an Unrestricted Subsidiary; provided, however, that the Board of Directors of Kerzner International may designate one or more Subsidiaries of KIBL to be Unrestricted Subsidiaries if such Subsidiaries, singly and in the aggregate, are not material to the business of KIBL and its Subsidiaries, taken as a whole, as determined in the good faith reasonable judgment of the Board of Directors of Kerzner International. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "wholly owned Subsidiary" means a Subsidiary all the Equity Interests of which are owned by Kerzner International or one or more wholly owned Subsidiaries of Kerzner International, except for directors' qualifying shares.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

        This section summarizes the material U.S. Federal income tax consequences to holders associated with an exchange of Original Notes for New Notes. However, the discussion is limited in the following ways.

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  This discussion only covers you if you purchased Original Notes in the initial offering and you exchange such Original Notes for New Notes pursuant to the exchange offer.

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  This discussion only covers you if you have always held your Original Notes, and will only hold New Notes received pursuant to the exchange offer, as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

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  The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Original Notes or New Notes. We suggest that you consult your tax advisor about the consequences of holding Original Notes or New Notes in your particular situation.

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  The discussion is based on current U.S. Federal tax law. Changes in the law may change the tax treatment of the Original Notes or New Notes.

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  The discussion does not cover state, local or foreign law.

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  The discussion does not apply to you if you are a "Non-U.S. Holder," as defined below, of notes and you (a) own 10% or more of our voting stock, (b) are a "controlled foreign corporation" with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

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  We have not requested a ruling from the Internal Revenue Service ("IRS") on the tax consequences of the exchange offer or owning the New Notes. As a result, the IRS could disagree with any portion of this discussion.

        IF YOU ARE CONSIDERING EXCHANGING ORIGINAL NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF SUCH AN EXCHANGE AND HOLDING THE NEW NOTES IN YOUR PARTICULAR SITUATION.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of a note who is:

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  an individual U.S. citizen or resident alien;

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  a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (Federal or state); or

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  an estate or trust whose worldwide income is subject to U.S. Federal income tax.

        If a partnership holds Original Notes or New Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Original Notes or New Notes, we suggest that you consult your tax advisor.

        For purposes of this summary, a "Non-U.S. Holder" is a beneficial owner of a note who is not a U.S. Holder.

Exchange Offer

        The consummation of the exchange offer will not be a taxable event for U.S. Federal income tax purposes. Accordingly, holders will not recognize any income, gain or loss in connection with an exchange of Original Notes for New Notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Original Notes, as measured immediately before the exchange.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and for a period of not less than 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 10, 2006 all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the Original Notes) other than commissions or concessions of any brokers or dealers and to indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Giselle M. Pyfrom, Esq., our associate general counsel, will pass upon matters of the laws of the Commonwealth of The Bahamas for us in connection with the New Notes. Richard M. Levine, our general counsel, will pass upon certain United States legal matters for us relating to the New Notes.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from Kerzner International Limited and subsidiaries' Annual Report on Form 20-F for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which to the extent stated therein is based in part on the report of other auditors), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Trading Cove Associates as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, incorporated in this Registration Statement on Form F-4 of Kerzner International Limited by reference to Kerzner International Limited's Annual Report on Form 20-F for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

KERZNER INTERNATIONAL LIMITED
KERZNER INTERNATIONAL NORTH AMERICA, INC.

Offer to Exchange

6 3/4% Senior Subordinated Notes Due 2015
For a Like Principal Amount of New
6 3/4% Senior Subordinated Notes Due 2015

P R O S P E C T U S
December 2, 2005

Dealer Prospectus Delivery Obligation

        Until January 10, 2006, all broker-dealers that effect transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus. This is in addition to the obligation of broker-dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

QuickLinks

TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
MARKET DATA
PROSPECTUS SUMMARY
Summary of the Terms of the Exchange Offer
Summary of the Terms of the New Notes
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
RISK FACTORS
USE OF PROCEEDS
CASH, CAPITALIZATION AND INDEBTEDNESS
RATIO OF EARNINGS TO FIXED CHARGES
THE EXCHANGE OFFER
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF NEW NOTES
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS